UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
BROOKTROUT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Brooktrout, Inc.

(2)	Aggregate number of securities to which transaction applies:

12,404,697 shares of Common Stock outstanding, net of shares of Common Stock surrendered to the Company immediately prior to the effective time of the merger in repayment of certain company loans as of August 31, 2005 and vested options (including options for which vesting will accelerate upon the effective time of the merger) to purchase 2,447,333 shares of Common Stock outstanding as of August 31, 2005 with an exercise price per share of $13.05 or less.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.0001177 by the sum of:

•	the product of (i) 12,404,697 outstanding shares of Common Stock, net of shares of Common Stock surrendered to the Company immediately prior to the effective time of the merger in repayment of certain company loans and (ii) the merger consideration of $13.05 per share in cash;

•	the product of (i) 1,892,332 shares of Common Stock, representing shares of Common Stock issuable upon exercise of vested options outstanding as of August 31, 2005 having a per share exercise price less than $13.05 and (ii) $5.67, representing the excess of $13.05 over the weighted-average exercise per share of such options; and

•	the product of (i) 555,001 shares of Common Stock, representing shares of Common Stock issuable upon exercise of options subject to accelerated vesting that will vest upon the effective time of the merger having a per share exercise price less than $13.05 and (ii) $4.33, representing the excess of $13.05 over the weighted-average exercise per share of such options.

(4)	Proposed maximum aggregate value of transaction:
$175,013,972.50

(5)	Total fee paid:
$20,600

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Brooktrout, Inc.
250 First Avenue
Needham, MA 02494
September      , 2005
MERGER PROPOSED — YOUR VOTE IS IMPORTANT
Dear Shareholder:
      You are cordially invited to attend a special meeting of the shareholders of Brooktrout, Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     , 2005, at            a.m., local time.
      At the special meeting, we will ask you to consider and vote on a proposal to approve a merger agreement that we entered into with EAS Group, Inc. and a wholly-owned subsidiary of EAS Group on August 18, 2005. If our shareholders approve the merger agreement and the merger is completed, we will become a wholly-owned subsidiary of EAS Group, and you will be entitled to receive $13.05 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.
      After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger and the merger agreement are fair to and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement.
      The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully.
      Your vote is very important. We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote will have the same effect as a vote against the approval of the merger agreement.
      Holders of approximately 7.7% of our outstanding common stock as of August 15, 2005, excluding currently exercisable options held by such holders, have already agreed with EAS Group, pursuant to stockholder voting agreements, to vote in favor of the proposal to approve the merger agreement. As a result, holders of approximately 59% of our outstanding common stock who are not a party to the voting agreements must vote “FOR” approval of the merger agreement in order to approve the transaction.
      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on your enclosed proxy card. Submitting your proxy by mail, telephone or via the Internet will not limit your right to vote in person at the special meeting.
      Thank you for your cooperation and your continued support of Brooktrout, Inc.

Sincerely,

Eric R. Giler
President
This proxy statement is dated September      , 2005 and is first being mailed to shareholders on or about September      , 2005.

Brooktrout, Inc.
250 First Avenue
Needham, Massachusetts 02494
(781) 449-4100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On                         , 2005

To the Shareholders of Brooktrout, Inc.:
     We will hold a special meeting of the shareholders of Brooktrout, Inc. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                   , 2005 at          a.m., local time, to consider and act upon the following matters:

1. To approve the Agreement and Plan of Merger, dated as of August 18, 2005, by and among Brooktrout, Inc., EAS Group, Inc. and XL Acquisition Corp., a wholly-owned subsidiary of EAS Group, pursuant to which XL will be merged with and into Brooktrout and each holder of shares of Brooktrout common stock will be entitled to receive $13.05 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates;

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
     A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.
     Only holders of record of our common stock as of the close of business on                   , 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting.
     If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.
     The Brooktrout board of directors recommends that shareholders vote “FOR” approval of the merger agreement.
     The Massachusetts Business Corporation Act may entitle the holders of our common stock to seek appraisal of the fair value of their shares in connection with the merger. For a detailed discussion of appraisal rights in connection with the merger, see “Appraisal Rights” on page 59 of the accompanying proxy statement.

By Order of the Board of Directors,

David W. Duehren,
Secretary
Needham, Massachusetts
                  , 2005
WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE BY INTERNET OR BY TELEPHONE AS PROVIDED ON YOUR PROXY CARD. THESE ACTIONS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

SUMMARY TERM SHEET
      The following summary briefly describes the principal terms of the acquisition of Brooktrout, Inc. by EAS Group, Inc. through the merger of XL Acquisition Corp., a wholly-owned subsidiary of EAS Group, with and into Brooktrout. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement before voting. We have included in this summary section references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•	EAS Group is the parent of Excel Switching Corporation, a worldwide provider of carrier-class, open services platforms, media gateways and media services, based in Hyannis, Massachusetts. XL Acquisition Corp. is a wholly-owned subsidiary of EAS Group formed for the purpose of participating in the merger. Please read “Summary — The Companies” beginning on page 1.

•	If the merger is completed:

•	we will be wholly-owned by EAS Group;

•	you will be entitled to receive a cash payment of $13.05, without interest, for each share of our common stock that you hold;

•	you may be entitled to appraisal rights under Massachusetts law;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	we will no longer be a public company, and our common stock will not be quoted on The Nasdaq National Market.
      Please read “Questions and Answers about the Special Meeting and the Merger” beginning on page i, “The Merger — Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 17, “The Merger — Delisting and Deregistration of Brooktrout Common Stock” beginning on page 34, and “Appraisal Rights” beginning on page 59.

•	Our board of directors received an opinion from each of its financial advisors, Jefferies Broadview, a division of Jefferies & Company, Inc., and SG Cowen & Co., LLC, that, as of August 18, 2005, and subject to the various assumptions and limitations described in the opinions, the consideration of $13.05 per share was fair, from a financial point of view, to our shareholders. Please read “The Merger — Opinions of Financial Advisors” beginning on page 19.

•	For the merger to occur, holders of at least two-thirds of the outstanding shares of our common stock must approve the merger agreement. As a result of the stockholder voting agreements described below among EAS Group and certain of our directors and executive officers, holders of approximately 59% of our outstanding common stock who are not a party to the voting agreements must vote for approval of the merger agreement in order to approve the merger. Please read “Special Meeting of Shareholders — Vote Required” beginning on page 10 and “The Voting Agreements” beginning on page 57.

•	If the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee to EAS Group in an amount of $7.0 million. Please read “The Merger Agreement — Termination Fee” beginning on page 54.

•	For United States federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of our common stock exchanged. Please read “Material U.S. Federal Income Tax Consequences” beginning on page 40.

S-1

THE VOTING AGREEMENTS	57

APPRAISAL RIGHTS	59

MARKET PRICE AND DIVIDEND DATA	62

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	63

FUTURE SHAREHOLDER PROPOSALS	65

HOUSEHOLDING OF PROXY STATEMENTS	65

ANNEX A — Agreement and Plan of Merger	A-1
ANNEX B — Form of Stockholder Voting Agreement	B-1
ANNEX C — Opinion of Jefferies Broadview, a division of Jefferies & Company, Inc.	C-1
ANNEX D — Opinion of SG Cowen & Co., LLC	D-1
ANNEX E — Sections 13.01 through 13.31 of Part 13 of the Massachusetts Business Corporation Act	E-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers briefly address some commonly asked questions about the special meeting of shareholders and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including each of the annexes.
      In this proxy statement, the terms “we,” “us,” “our,” “our company” and “Brooktrout” refer to Brooktrout, Inc. and the term “EAS Group” refers to EAS Group, Inc.
The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the approval of the merger agreement that we have entered into with EAS Group, pursuant to which a wholly-owned subsidiary of EAS Group will be merged with and into us and we will become a wholly-owned subsidiary of EAS Group. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Q.	What vote is required for Brooktrout’s shareholders to approve the merger agreement?

A.	Pursuant to the requirements of Section 156D of the Massachusetts Business Corporation Act, which we refer to as the MBCA, and the merger agreement, holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” approval of the merger agreement. As a result of the stockholder voting agreements described below among EAS Group and certain of our directors and executive officers, which we refer to collectively as the voting agreements, holders of approximately 59% of our outstanding common stock who are not a party to the voting agreements must vote “FOR” approval of the merger agreement in order to approve the transaction.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on , 2005 are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. Alternatively, you may submit your proxy by telephone or via the Internet by following the directions on your enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” approval of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

i

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the approval of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the shareholders who cast votes “FOR” and “AGAINST” that proposal.

Q.	When should I submit my proxy?

A.	You should send in your proxy card or submit your proxy by telephone or via the Internet as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have submitted my proxy?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting by taking one of the following actions:

• send a written, dated notice to our corporate Secretary stating that you would like to revoke your proxy;

• complete, date and submit a new proxy card;

• if you originally voted by telephone, call the same toll free telephone number printed on your proxy card you dialed originally and follow the instructions to change your votes;

• if you originally voted via the Internet, log on to the Internet site identified on the proxy card the same way you did originally and follow the instructions to change your votes; or

• attend the special meeting, notify our corporate Secretary that you are present, and then vote by ballot. Your attendance at the special meeting alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.
The Merger

Q.	What is the proposed transaction?

A.	EAS Group will acquire us by merging a subsidiary of EAS Group into us. We will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of EAS Group.

Q.	If the merger is completed, what will I be entitled to receive for my shares of common stock and when will I receive it?

A.	You will be entitled to receive $13.05 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, EAS Group will arrange for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation. If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock.

ii

Q.	Am I entitled to dissenters’ or appraisal rights?

A.	The Massachusetts Business Corporation Act may entitle the holders of shares of our common stock to seek appraisal of the fair value of their shares in connection with the merger. For a detailed discussion of appraisal rights in connection with the merger, see “Appraisal Rights” on page 59 of this proxy statement.

Q.	Why is the board of directors recommending the merger?

A.	Our board of directors believes that the merger and the merger agreement are advisable and in the best interests of Brooktrout and its shareholders and recommends that you approve the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “The Merger — Reasons for the Merger and Recommendation of the Board of Directors” on page 17 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 40 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We expect the merger to be completed in the fall of 2005 following satisfaction of all conditions, including approval of the merger agreement by our shareholders. We and EAS Group do not believe that any federal, state or foreign antitrust approvals are required to consummate the merger.

Q.	What will happen to my shares of common stock in Brooktrout after the merger?

A.	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration, and trading in our common stock on The Nasdaq National Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, EAS Group will arrange for a letter of transmittal containing detailed instructions to be sent to each shareholder. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal accompanied by that shareholder’s stock certificates and any other required documentation. If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock.

PLEASE DO NOT SEND YOUR BROOKTROUT STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group, Inc. at .

iii

SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.
The Companies

BROOKTROUT, INC.
250 First Avenue
Needham, Massachusetts 02494
(781) 449-4100
www.brooktrout.com
      Brooktrout, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, delivers communications hardware and software products that enable voice, fax and data to be distributed over both Internet protocol packet-based networks and the traditional circuit-switched telephone network. Our common stock is quoted on The Nasdaq National Market under the symbol “BRKT.”

EAS GROUP, INC.
XL ACQUISITION CORP.
75 Perseverance Way
Hyannis, Massachusetts 02601
(508) 862-3000
      EAS Group, Inc., a corporation organized under the laws of the State of Delaware, is the parent of Excel Switching Corporation, which we refer to as Excel, a worldwide provider of carrier-class, open services platforms, media gateways and media services, based in Hyannis, Massachusetts.
      XL Acquisition Corp., a corporation organized under the laws of the Commonwealth of Massachusetts, which we refer to as the Merger Subsidiary, is a newly formed, wholly-owned subsidiary of EAS Group. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.
The Merger (page 14)
      Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive $13.05 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of EAS Group. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.
The Special Meeting (page 10)
      The special meeting will be held on                     , 2005, at       a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with EAS Group. We will also be asking our shareholders to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement.

Record Date and Voting (page 10)
      Our board of directors has fixed the close of business on                     , 2005, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. On the record date, we had           outstanding shares of common stock held by approximately           shareholders of record. We have no other class of voting securities outstanding.
      Shareholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting.
Vote Required (page 10)
      Pursuant to the requirements of Section 156D of the MBCA and the merger agreement, we are seeking approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. As a result of the voting agreements described below among EAS Group and certain of our directors and executive officers, holders of approximately 59% of our outstanding common stock who are not a party to the voting agreements must vote “FOR” approval of the merger agreement in order to approve the merger. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.
      The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.
Voting Agreements (page 57)
      At the request of EAS Group, all of our directors and certain of our executive officers have entered into voting agreements, the form of which is attached as Annex B to this proxy statement. Pursuant to the voting agreements, each shareholder has agreed, among other things:

•	to vote his or her shares of our common stock to approve the merger agreement,

•	to vote against any other proposal or offer to acquire our company, and

•	to appoint EAS Group as his or her proxy with respect to the voting of his or her shares if any such shareholder is unable to perform his or her obligations under the voting agreement.
      The individuals signing the voting agreements own approximately 7.7% of the outstanding shares of our common stock, excluding currently exercisable options, as of August 15, 2005.
Our Board’s Recommendation (page 10)
      Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.
Reasons for the Merger and Recommendation of our Board (page 17)
      In the course of reaching its decision to adopt the merger agreement and approve the merger, our board of directors considered a number of factors, including the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the $13.05 per share, without interest, to be paid as the consideration in the merger represents a 38% premium over $9.45, the closing price of our common stock on August 17, 2005, the trading day prior to the announcement of the merger, and a 30% premium over $9.98, the average closing price of our common stock for the four weeks prior to announcement of the merger;

•	the process undertaken to solicit several third party offers from both strategic and financial buyers to acquire our company, and the fact that we received only one other offer to acquire our company;

•	the board’s belief that a merger with EAS Group was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders, including the alternative of remaining a stand-alone, independent company and the proposal made by the other potential buyer, as well as the risks and uncertainties associated with those alternatives;

•	the financial presentations of Jefferies Broadview, a division of Jefferies & Company, Inc., which we refer to as Jefferies Broadview, and SG Cowen & Co., LLC, which we refer to as SG Cowen, and each of their opinions, which are attached as Annex C and Annex D, respectively, to this proxy statement, that, as of August 18, 2005 and subject to the various assumptions and limitations set forth in those opinions, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

•	current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $13.05 per share to be paid as consideration in the merger;

•	historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

•	that EAS Group’s obligation to consummate the merger is not subject to a financing condition;

•	the terms of the equity financing and debt financing commitment letters obtained by EAS Group;

•	the terms and conditions of the merger agreement, including the scope of our representations, warranties and covenants; the ability of our board, under certain circumstances, to furnish information to and engage in negotiations with a third party; and, upon the payment to EAS Group of a termination fee of $7.0 million, to terminate the merger agreement to accept a superior proposal; and

•	the likelihood that the merger will be consummated, in light of the limited conditions to EAS Group’s obligation to complete the merger, the financing commitment letters received by EAS Group and the absence of any financing condition to EAS Group’s obligation to complete the merger.
Opinions of Financial Advisors to the Board of Directors (page 19)
      Each of Jefferies Broadview and SG Cowen delivered to our board of directors an opinion that, as of the date of the opinion and subject to the various assumptions and limitations set forth in the opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinions of Jefferies Broadview and SG Cowen, dated August 18, 2005, each of which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, are attached as Annex C and Annex D, respectively, to this proxy statement.

Conditions to the Merger (page 51)
      Neither we nor EAS Group is required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement by our shareholders;

•	the absence of any applicable law or legal ruling that would make the merger illegal or would otherwise prohibit the consummation of the merger; and

•	other customary closing conditions specified in the merger agreement.
No Solicitation (page 48)
      We have agreed that we will not, nor shall we authorize or permit our subsidiaries, directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.
      However, if required by the fiduciary duties of our directors, we may:

•	furnish information with respect to us to any person making such an acquisition proposal;

•	engage in discussions or negotiations with any person making a superior proposal or an acquisition proposal that is reasonably likely to lead to a superior proposal and its representatives regarding any such proposal (including solicitation of revised proposals); and

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any of our common stock.
      We may not, however, furnish information unless we have entered into a confidentiality agreement at least as restrictive of the person making the proposal as the confidentiality agreement entered into between us and EAS Group.
      We have agreed in the merger agreement that our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement. We have also agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board of directors will not:

•	withhold, withdraw or modify, in a manner adverse to EAS Group, our board’s approval or recommendation that the shareholders vote in favor of the approval of the merger agreement;

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal; or

•	approve or recommend any acquisition proposal.
      However, our board may (1) withdraw or modify its recommendation or (2) in the event the withdrawal or modification is in response to a superior proposal, approve or recommend such superior proposal and terminate the merger agreement, if in each case, our board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law. If our board determines to withdraw or modify its recommendation in response to a superior proposal, it may do so only after notice to EAS Group and if EAS Group does not, within a specified period of time, make a new offer to amend the terms of the merger agreement to include terms that are at least as favorable to our shareholders as such proposal. Our board of directors is required to consider in good faith any such new offer proposed by EAS Group.
      We have agreed to notify EAS Group orally within 24 hours, with written confirmation to follow within one business day, of our receipt of any acquisition proposal or related inquiry, the material terms and conditions of any such acquisition proposal or inquiry and the identity of the person making any such acquisition proposal or inquiry. We also have agreed not to provide any non-public information to or participate in any discussions with the person or entity making any superior proposal until we have notified EAS Group of such proposal. We are also required to keep EAS Group reasonably informed of the status, and any material change in the terms, of any such proposal or inquiry.
      The merger agreement defines an “acquisition proposal” to mean, other than the transactions contemplated by the merger agreement:

•	any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving us;

•	any proposal for the issuance by us of over 50% of our equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of us.
      The merger agreement defines a “superior proposal” to mean any unsolicited, bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of us and our subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of assets, which proposal our board determines in its good faith judgment to be (1) on terms more favorable to the holders of our common stock than the merger (after consultation with its financial advisor and taking into account all the terms and conditions of such proposal and the merger, including any proposal by EAS Group to amend the terms of the merger agreement); and (2) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
Termination of the Merger Agreement (page 53)
      We, EAS Group and the Merger Subsidiary may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our shareholders have approved the merger agreement.
      Either we or EAS Group can terminate the merger agreement if:

•	the merger has not been consummated by December 31, 2005, unless the terminating party’s failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	our shareholders fail to approve the merger agreement at the special meeting.
      EAS Group can terminate the merger agreement if:

•	prior to the approval of the merger agreement by our shareholders (1) our board of directors withdraws or knowingly modifies, in a manner adverse to EAS Group, its recommendation that our shareholders approve the merger agreement, (2) our board of directors fails to reconfirm its recommendation within 10 business days after EAS Group requests reconfirmation if we receive an acquisition proposal or material amendment to an acquisition proposal, (3) our board of directors approves or recommends an acquisition proposal (other than the merger), (4) our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer, or (5) we materially breach our no-solicitation obligation or our obligation to call and hold a shareholders meeting to vote on the merger agreement; or

•	we breach or fail to perform any of our representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause EAS Group’s conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.

      We can terminate the merger agreement if:

•	in accordance with the no-solicitation provision of the merger agreement, our board of directors approves or recommends to our shareholders an acquisition proposal, provided we have paid or pay EAS Group at the time of termination the termination fee described below; or

•	EAS Group or the Merger Subsidiary breaches or fails to perform any of its representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause our conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.
Termination Fee; Expenses (page 54)
      We will be required to pay EAS Group a termination fee of $7.0 million if:

•	EAS Group terminates the merger agreement because (1) the merger has not been consummated by December 31, 2005, and such failure to consummate the merger is not caused by EAS Group, or (2) our shareholders do not approve the merger agreement at the special meeting, if, in each case:

•	at the time of termination of the merger agreement there is a publicly announced acquisition relating to us proposal that is not withdrawn or abandoned without qualification prior to the special meeting, and

•	within 12 months of the termination of the merger agreement we enter into a definitive agreement to consummate, or shall have consummated, such acquisition proposal;

•	EAS Group terminates the merger agreement because:

•	our board of directors withdraws or knowingly modifies, in a manner adverse to EAS Group, its recommendation that our shareholders approve the merger agreement,

•	our board of directors fails to reconfirm its recommendation within 10 business days after EAS Group requests reconfirmation if we receive an acquisition proposal or material amendment to an acquisition proposal,

•	our board of directors approves or recommends an acquisition proposal (other than the merger), or

•	our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer;

•	EAS Group terminates the merger agreement because we materially breach our no-solicitation obligation or our obligation to call and hold a shareholders meeting to vote on the merger agreement if within 12 months of such termination we enter into a definitive agreement to consummate, or shall have consummated, an acquisition proposal; or

•	We terminate the merger agreement in accordance with the no-solicitation provision because our board of directors approves or recommends to our shareholders an acquisition proposal (other than the merger).

      We are required to reimburse EAS Group for up to $400,000 in expenses it incurs relating to the transactions contemplated by the merger agreement if:

•	we or EAS Group terminate the merger agreement because the December 31, 2005 deadline for the closing of the merger is not satisfied due to:

•	our failure to satisfy EAS Group’s conditions to closing with respect to our representations and warranties being true and correct as of the closing date and our performance of our obligations under the merger agreement required to be performed on or before the closing date; or

•	the occurrence of a material adverse effect on us since August 18, 2005, the date we executed the merger agreement.

•	EAS Group terminates the merger agreement due to our breach of or failure to perform any of our representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause EAS Group’s conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.
      EAS Group is required to reimburse us for up to $400,000 in expenses we incur relating to the transactions contemplated by the merger agreement if:

•	we or EAS Group terminate the merger agreement because the December 31, 2005 deadline for the closing of the merger is not satisfied due to EAS Group’s or the Merger Subsidiary’s failure to satisfy our conditions to closing with respect to EAS Group’s and the Merger Subsidiary’s representations and warranties being true and correct as of the closing date and their performance of their obligations under the merger agreement required to be performed on or before the closing date; or

•	we terminate the merger agreement because EAS Group or the Merger Subsidiary breaches or fails to perform any of its representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause our conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.
Regulatory Matters (page 39)
      We and EAS Group do not believe that any federal, state or foreign antitrust approvals are required to consummate the merger.
Appraisal Rights (page 59)
      We have concluded that our shareholders may be entitled under Massachusetts law to appraisal rights in connection with the merger. To exercise appraisal rights, a Brooktrout shareholder must:

•	before the vote on the proposal to approve the merger agreement is taken, deliver to us written notice of such shareholder’s intent to demand payment for his or her shares of common stock;

•	NOT vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as are required by Part 13 of the MBCA.
      A copy of the relevant sections of Part 13 of the MBCA is attached to this proxy statement as Annex E.
Federal Income Tax Consequences (page 40)
      If the merger is completed, the exchange of common stock by our shareholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.
Stock Options and Employee Stock Purchase Plan (page 43)
      At the effective time of the merger, each outstanding stock option to purchase our common stock will be terminated and cancelled. Holders of options that would have been vested as of the effective time of the merger but for such termination and cancellation (after giving effect to the terms of any option or other agreement providing for acceleration of a particular holder’s options as a result of the merger) will be entitled to receive a cash payment for each vested option equal to the product of (i) the amount by which (A) $13.05 exceeds (B) the exercise price per share of such vested option, multiplied by (ii) the total number of shares of our common stock underlying such vested option. Holders of unvested cancelled options will participate in an incentive plan of EAS Group to be determined by EAS Group’s board of directors following the effective time of the merger.
      We have agreed to terminate our Second Amended and Restated 1992 Employee Stock Purchase Plan as of or prior to the effective time of the merger, and have agreed not to commence a new offering period under this plan after the current offering period expires on December 31, 2005.
Interests of Our Directors and Executive Officers in the Merger (page 34)
      In considering the recommendation of our board of directors with respect to the approval of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. Our board of directors was aware of these interests, which include those summarized below, and considered them, among other matters, in adopting the merger agreement:

•	Our directors and executive officers holding vested stock options will receive cash payments at the closing of the merger in settlement of the stock options in an aggregate amount of approximately $8.9 million (assuming an effective date of the merger of August 15, 2005).

•	Pursuant to executive retention agreements we entered into with our executive officers in March 2005, our executive officers will receive severance payments if they are terminated under specified circumstances after the effective date of the merger in an aggregate amount of approximately $4.2 million.

•	In addition to payments they may receive under their respective executive retention agreements, Eric R. Giler, our President, and Robert C. Leahy, our Vice President of Finance and Operations, will each be entitled to receive a cash payment of $400,000 under circumstances specified in the Non-Competition and Non-Solicitation Agreements we entered into with each of them on August 18, 2005 at the request of EAS Group.

•	In connection with the merger, each of Messrs. Giler and Leahy and Heather J. Magliozzi, Vice President of Corporate Marketing, R. Andrew O’Brien, Vice President of Market and Business Development, and David W. Duehren, Vice President of Research and Development, have agreed with us and EAS Group to repay the outstanding balance of their respective loans either in cash from proceeds received in the merger or by surrender of shares of common stock in accordance with the terms of the nonrecourse promissory note and security agreements evidencing such loans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including:

•	the requirement that our shareholders approve the merger agreement with EAS Group;

•	failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 and our most recent Quarterly Report on Form 10-Q.
      See “Where You Can Find More Information” on page 66. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF SHAREHOLDERS
      We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.
Date, Time and Place of the Special Meeting
      The special meeting of shareholders of Brooktrout will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     , 2005, at            a.m., local time.
Purpose of the Special Meeting
      The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger dated as of August 18, 2005, among Brooktrout, EAS Group and a wholly-owned subsidiary of EAS Group, a copy of which is attached as Annex A to this proxy statement;

•	to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
Our Board’s Recommendation
      Our board of directors has unanimously approved the merger and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.
Record Date; Stock Entitled to Vote
      The holders of record of shares of our common stock as of the close of business on                     , 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately            shares of our common stock outstanding held by approximately                      shareholders of record.
Quorum
      A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote as of the record date. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner regarding the voting of such shares. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.
Vote Required
      Pursuant to the requirements of Section 156D of the MBCA and the merger agreement, we are seeking the approval of the merger agreement by the affirmative vote of holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. As a result of the voting agreements described below among EAS Group and certain of our directors and executive officers, holders of approximately 59% of our outstanding common stock who are not a party to the voting agreements must vote “FOR” approval of the merger agreement in order to approve the transaction.
      Each holder of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting. Failure to vote your proxy or to vote in person will have the same effect as a vote “AGAINST” approval of the merger agreement.
      Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement.
Voting Agreements
      At EAS Group’s request, all of our directors and certain of our executive officers have entered into voting agreements, the form of which is attached as Annex B to this proxy statement. Pursuant to the voting agreements, each shareholder has agreed, among other things:

•	to appear at any shareholder meeting or otherwise cause their shares to be counted at any shareholder meeting for purposes of calculating a quorum;

•	to vote in favor of any proposal to adjourn such meeting if necessary to permit the further solicitation of proxies in the event that there are not sufficient votes to approve the merger agreement at the time of the shareholder meeting; and

•	to vote all of their shares of our common stock (a) in favor of approval of the merger agreement and (b) against any letter of intent, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal.
      The shareholders signing the voting agreements together represent approximately 7.7% of the outstanding shares of our common stock, excluding currently exercisable options, as of August 15, 2005.
      If the merger agreement is terminated for any reason, including by us in order to accept an offer from a third party that our board of directors determines to be more favorable to our shareholders than the merger agreement, the voting agreements will also terminate.
Voting
      Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on your enclosed proxy card. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of approval of the merger agreement.
      Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group at                     .
      Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.
Revocability of Proxies
      You may change your vote at any time before your proxy is voted at the special meeting by taking one of the following actions:

•	send a written, dated notice to our corporate Secretary stating that you would like to revoke your proxy;

•	complete, date and submit a new proxy card;

•	if you originally voted by telephone, call the same toll free telephone number printed on your proxy card you dialed originally and follow the instructions to change your votes;

•	if you originally voted via the Internet, log on to the Internet site identified on the proxy card the same way you did originally and follow the instructions to change your votes; or

•	attend the special meeting, notify our corporate Secretary that you are present, and then vote by ballot. Your attendance at the special meeting alone will not revoke your proxy.
If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.
Solicitation of Proxies
      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.
      We have retained The Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $9,000 plus expenses relating to the solicitation.
Proposal to Approve Adjournment of the Special Meeting
      We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.
      The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of our common stock would have no effect on the approval of the adjournment proposal.
      Our board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.
      The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Our board retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any of our shareholders.
Other Business
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER
Background of the Merger
      We regularly evaluate different strategies for improving our competitive position and maximizing shareholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives in pursuing our business plan as an independent entity, including acquisitions, divestitures and business combinations.
      In April 2004, representatives of SG Cowen met with Messrs. Giler and Leahy to discuss exploring strategic acquisitions, including an acquisition of Excel. Later that month, executives of both companies held an exploratory meeting. In May 2004, we conducted preliminary financial due diligence on Excel.
      In June 2004, Mr. Giler met with Jonathan Bilzin, a director of Excel and a managing director at TowerBrook Capital Partners, a principal investor in Excel, to explore strategic alternatives with Excel, including a possible acquisition of Excel by us in a stock transaction. At this meeting Mr. Bilzin mentioned the possibility of an acquisition of us by Excel. In August 2004, Messrs. Giler and Bilzin again discussed the possibility of Excel acquiring us. The parties did not have specific price or valuation discussions.
      From September to December 2004, discussions continued periodically between Excel and us regarding the merits of a combination of the two companies. On December 1, 2004, we entered into an engagement letter with SG Cowen to act as our financial advisor in connection with a potential acquisition of Excel.
      In September 2004, Mr. Giler met with representatives of Jefferies Broadview to discuss potential value maximizing strategies, including a possible acquisition of our company. In October 2004, we authorized Jefferies Broadview to contact several potential buyers to determine whether there existed sufficient interest in a business combination with us to support a formal sale process. We also informed Jefferies Broadview that we expected to continue existing discussions relating to a potential business combination with Excel. On October 12, 2004, we executed a mutual non-disclosure agreement with Excel.
      From October 2004 to April 2005, Jefferies Broadview approached several companies to explore their interest in acquiring us, two of whom met with our management, one in late April 2005 and one in early May 2005.
      Discussions continued during January and February 2005 between us and Excel regarding our proposed acquisition of Excel in a stock transaction and the related exchange ratio to convert outstanding shares of Excel capital stock into shares of our common stock. On January 17, 2005, we submitted an “indication of interest” to Excel proposing to acquire Excel in an all-stock transaction in which former Excel shareholders would own between 37.5% and 42.5% of the combined company. Excel declined this proposal and discussions regarding the acquisition were suspended.
      In March 2005, Marc Zionts, chief executive officer of Excel, again mentioned to us the possibility of an acquisition of our company by Excel in a cash transaction. Mr. Giler subsequently met with Ed Glassmeyer, a director of Excel and a partner of Oak Investment Partners, a principal investor of Excel, on March 29, 2005 to discuss a potential acquisition.
      On April 11, 2005, we amended our engagement letter with SG Cowen to provide, among other things, a transaction fee for financial advisory services provided to us in connection with an acquisition of our company.
      On April 14, 2005, we entered into an engagement letter with Jefferies Broadview to act as our financial advisor in connection with an acquisition of our company. We authorized Jefferies Broadview to contact several strategic and financial buyers (including TowerBrook Capital and Oak Investment Partners) on our behalf with respect to a potential transaction.

      In April and May 2005, ten potential buyers entered into confidentiality agreements with us, received additional information about our company and were invited to meet with our management to review more detailed information about our company. Each party, including Excel, was asked to submit an indication of interest if they wanted to pursue a possible acquisition and commence legal due diligence.
      On April 21, 2005, we received a proposal from Excel to acquire our company for $12.00 per share in cash. Excel requested six weeks to complete legal and business due diligence and prepare and negotiate a definitive agreement and requested that we agree to negotiate with them exclusively during that time. Our board of directors met on April 26, 2005 to discuss Excel’s proposal and determined to decline Excel’s proposal but to encourage Excel to continue its due diligence and increase its offer price. Thereafter, we engaged in continued discussions with Excel.
      At a meeting of our board of directors on May 5, 2005, our board reviewed with Jefferies Broadview the status of discussions with Excel, as well as other strategic alternatives being explored by our company. In late May 2005, Excel informed us that, subject to satisfactory completion of due diligence, it would be willing to increase its offer from $12.00 to $14.00 per share, in cash. Our board of directors met on May 26, 2005 to discuss Excel’s increased offer and encouraged Excel to begin its legal due diligence review.
      On June 1, 2005, we received an indication of interest from a strategic buyer proposing an all cash acquisition in the range of $11.50 – $13.50 per share. No other indications of interest were received from any of the potential buyers that had met with our management.
      In June 2005, Excel and the strategic buyer separately met with our management and conducted additional business and legal due diligence. On June 14, 2005, our board of directors met and reviewed with our management the status of discussions with Excel and the strategic buyer. On June 17, 2005 Jefferies Broadview provided each party a draft of a merger agreement. Each party conducted additional due diligence and negotiated the terms of a merger agreement with us through mid July 2005.
      At the end of June 2005, we advised Excel and the strategic buyer that our second quarter revenue and earnings performance would be less than expected relative to previously released earnings guidance. Both parties were asked to submit revised offers reflecting our revised earnings estimates and their due diligence efforts to date.
      Between June 23 and June 30, 2005, we and Jefferies Broadview negotiated the proposed acquisition terms with the financial advisors of Excel and the strategic buyer. On June 30, 2005, our board of directors met to discuss the status of these negotiations. Excel proposed a cash purchase price of $14.25 per share and requested three weeks to complete due diligence and arrange financing with us agreeing to negotiate with them exclusively during that time, and $13.75 per share if it would have to complete due diligence without exclusivity. The strategic buyer proposed a purchase price of $14.00 per share, comprised of $11.00 per share in cash and $3.00 per share in its common stock. At this time the strategic buyer indicated it would proceed only if granted an exclusivity period of at least four weeks.
      On July 3, 2005, our board of directors held a meeting to review the status of the two competing proposals. Based on these discussions and the advice of Jefferies Broadview, our board authorized our management to execute an exclusivity agreement with Excel that would run through July 18, 2005. During this exclusivity period, Excel spent additional time conducting due diligence and began arranging the necessary financing for the transaction.
      On July 15, 2005, based on its due diligence of our historical and expected financial performance for the remainder of 2005 and fiscal 2006, Excel reduced its offer from $14.00 to $12.00 per share, in cash. At the expiration of the exclusivity period we instructed Jefferies Broadview to resume discussions with the strategic buyer. On July 19, 2005, the strategic buyer resumed its due diligence investigation on a non-exclusive basis. On July 26, 2005, we announced our second quarter financial results and gave guidance for our third quarter expectations.

      On August 4, 2005, based on its due diligence, the strategic buyer reduced its offer to $12.00 per share, payable in cash rather than in both cash and securities. We informed the strategic buyer that the offer was inadequate but that a cash offer of $13.00 per share may be acceptable to our board of directors. On August 6, 2005, the strategic buyer raised its offer to $13.00 per share in cash and proposed to execute a definitive agreement by August 17, 2005, conditioned upon us agreeing to negotiate with them exclusively. At a meeting of our board of directors on August 7, 2005, the board authorized further negotiations with the strategic buyer on a non-exclusive basis and authorized our management to execute a letter agreement to reimburse this party’s legal expenses up to $250,000 in lieu of granting exclusivity. Through August 16, 2005, the strategic buyer negotiated the terms and conditions of a merger agreement and conducted additional legal and business due diligence.
      On August 10, 2005, Excel delivered a revised draft of the merger agreement reflecting a cash purchase price of $13.00 per share, conditioned upon the receipt of financing. After further negotiation, Excel agreed to remove the financing condition and, on August 16, 2005, provided to us executed equity and debt financing commitment letters for the full amount of funds required to complete a cash acquisition at $13.00 per share.
      On August 16, 2005, our board of directors met to review the current status of the merger discussions and the terms and conditions relating to each proposed transaction. Representatives of Jefferies Broadview and Wilmer Cutler Pickering Hale and Dorr LLP, which we refer to as Wilmer Hale, attended the meeting. Jefferies Broadview reviewed with the board the terms of the two offers. Wilmer Hale reviewed the terms and conditions of the competing merger agreements, highlighting the material differences between them. The board of directors noted that the merger agreement with Excel was almost fully negotiated and reflected a number of terms that were materially more favorable to our shareholders than the terms of the agreement being negotiated with the strategic buyer. Our board of directors directed that negotiations should continue with both potential buyers and agreed to meet again on August 18, 2005 to review and consider the available alternatives and possibly to approve a transaction.
      On August 17, 2005, the strategic buyer informed us that it was unwilling to execute a definitive agreement any earlier than August 22, 2005. Meanwhile, we completed negotiations of the merger agreement and related documents with Excel later that day.
      On the morning of August 18, 2005, prior to the scheduled 7:00 a.m. meeting of our board of directors to review and discuss the two proposed merger alternatives, Excel increased its offer from $13.00 to $13.05 per share in return for an increase in the termination fee to $7.0 million from $5.5 million. At the board meeting, our directors reviewed the status of the two potential transactions, noting that the strategic buyer had not indicated any willingness to increase its bid and its proposed form of merger agreement, still not fully negotiated, was less favorable to the company than that negotiated with Excel in several respects. At the request of the board, each of Jefferies Broadview and SG Cowen gave a financial presentation regarding the proposed transaction with Excel and each firm delivered its respective opinion that, as of August 18, 2005 and subject to the various assumptions and limitations set forth in the respective opinion, the cash merger consideration of $13.05 per share offered by Excel was fair, from a financial point of view, to our shareholders. Also during this meeting, Wilmer Hale reviewed the board’s fiduciary duties in connection with the proposed transaction with Excel and made detailed presentations to the board regarding key terms of the merger agreement, the voting agreement and the non-competition and non-solicitation agreements. Following the presentations by Jefferies Broadview, SG Cowen and Wilmer Hale and discussion among the members of the board, the board, by unanimous action, approved the merger and adopted the merger agreement and determined that the transaction was fair to and in the best interests of our company and our shareholders.
      On the morning of August 18, 2005, we and EAS Group executed the merger agreement, each of our directors and certain of our executive officers executed the voting agreements and Messrs. Giler and Leahy each executed a non-competition and non-solicitation agreement at the request of EAS Group.
      Later in the morning of August 18, 2005, we issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors
      In the course of reaching its decision to adopt the merger agreement and approve the merger, our board of directors consulted with our management and our financial and legal advisors and considered a number of factors, including the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

•	the $13.05 per share, without interest, to be paid as the consideration in the merger represents a 38% premium over $9.45, the closing price of our common stock on August 17, 2005, the trading day prior to the announcement of the merger, and a 30% premium over $9.98, the average closing price of our common stock for the four weeks prior to announcement of the merger;

•	the process undertaken to solicit several third party offers from both strategic and financial buyers to acquire our company, and the fact that we received only one other offer to acquire our company;

•	the board’s belief that a merger with EAS Group was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders, including the alternative of remaining a stand-alone, independent company and the proposal made by the other potential buyer, as well as the risks and uncertainties associated with those alternatives;

•	the financial presentations of Jefferies Broadview and SG Cowen, including each of their opinions, which are attached as Annex C and Annex D, respectively, to this proxy statement, that were delivered on August 18, 2005, that, as of August 18, 2005 and subject to the various assumptions and limitations set forth in their respective opinions, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

•	current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $13.05 per share to be paid as consideration in the merger;

•	historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

•	that EAS Group’s obligation to consummate the merger is not subject to any financing contingencies;

•	the terms of the equity financing commitment letters obtained by EAS Group, including that (1) the commitments are subject only to the satisfaction of all the conditions to the obligations of EAS Group and the Merger Subsidiary in the merger agreement and (2) we are a third party beneficiary entitled to enforce the provisions of those letters;

•	the terms of the debt financing commitment letter obtained by EAS Group and the fact that the commitment is not subject to a closing condition requiring us to meet specified financial tests and that we are entitled to require EAS Group to use its reasonable best efforts to enforce the terms of the commitment;

•	the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and EAS Group and its counsel, on the other hand;

•	the terms and conditions of the merger agreement, including:

•	the scope of our representations, warranties and covenants,

•	the ability of our board, under certain circumstances, to furnish information to and engage in negotiations with a third party and, upon the payment to EAS Group of a termination fee of $7.0 million, to terminate the merger agreement to accept a superior proposal, and

•	the likelihood that the merger will be consummated, in light of the limited conditions to EAS Group’s obligation to complete the merger, the equity financing and debt financing commitment letters received by EAS Group and the absence of any financing condition to EAS Group’s obligation to complete the merger.
      In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger is not completed, even if our shareholders approve the merger agreement;

•	the fact that the merger consideration paid to our shareholders is expected to be paid, in part, from proceeds received under the equity commitment and debt commitment letters;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

•	the restrictions that the merger agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay the $7.0 million termination fee to EAS Group under certain circumstances;

•	the fact that the termination fee required by the terms of the merger agreement to be paid by us in certain circumstances would make it more costly for another potential purchaser to acquire us;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	that following the merger we will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in our growth or in any synergies resulting from the merger;

•	the possibility that, although the merger provides our shareholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $13.05 per share;

•	that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of our other shareholders, as described below under the caption “— Interests of Our Directors and Executive Officers in the Merger”; and

•	that gains from the merger would be taxable to our shareholders for U.S. federal income tax purposes.
      Our board of directors found certain of the factors and countervailing factors described above to be of particular importance in making its decision. Specifically, our board analyzed and determined that: (1) the value of the consideration to be received by our shareholders represented an attractive price; (2) a cash merger instead of a stock merger would permit our shareholders to realize a definitive monetary value at the closing of the merger, whereas a stock merger would subject our shareholders to the volatility associated with owning equity of a public company; (3) we had engaged in a thorough sale process that yielded only one other potential acquirer; (4) our financial advisors determined that the consideration our shareholders would receive in the merger was fair from a financial point of view; (5) our prospects as an independent company would remain challenging in light of our recent financial performance and the competitive industry in which we operate; and (6) the proposed transaction with EAS Group had few conditions to closing, which increased the likelihood that the merger would be consummated. Against the factors favoring the proposed transaction, our board of directors also carefully considered the countervailing factors, in particular, that: (1) the merger agreement imposed restrictions on competing proposals, including a $7.0 million termination fee that we would have to pay EAS Group in specified circumstances; (2) the termination fee could deter another potential acquirer from submitting a competing proposal; (3) the merger consideration is expected to be paid, in part, from proceeds payable under EAS Group’s equity and debt commitment letters; and (4) after the merger, our shareholders would no longer participate in any synergies resulting from the merger because of the cash instead of stock consideration offered by EAS Group.
      The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
      After evaluating these factors and consulting with its legal counsel and financial advisors, our board of directors determined that the merger agreement was fair to, advisable and in the best interests of our shareholders. Accordingly, our board of directors has unanimously adopted the merger agreement and approved the merger. Our board of directors recommends that our shareholders vote “FOR” approval of the merger agreement.
Opinions of Financial Advisors

Jefferies Broadview, a division of Jefferies & Company, Inc.
      Pursuant to a letter agreement dated as of April 6, 2005, Jefferies Broadview was engaged to act as financial advisor to our board of directors. The board selected Jefferies Broadview based on Jefferies Broadview’s reputation and experience in the information technology, which we refer to as IT, communications, healthcare technology and media industry in particular. Jefferies Broadview focuses on providing merger and acquisition advisory services to IT, communications, healthcare technology and media companies. In this capacity, Jefferies Broadview is continually engaged in valuing these businesses and maintains an extensive database of IT, communications, healthcare technology and media company mergers and acquisitions for comparative purposes. At the meeting of our board of directors on August 18, 2005, Jefferies Broadview rendered its opinion that as of such date, and based upon and subject to the various qualifications, limitations, factors and assumptions described in the Jefferies Broadview opinion, the $13.05 in cash per share to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      Jefferies Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Jefferies Broadview, is attached as Annex C to this proxy statement. Holders of our common stock are urged to, and should, read the Jefferies Broadview opinion carefully and in its entirety. The Jefferies Broadview opinion was provided solely to our board of directors and addresses only the fairness of the merger consideration from a financial point of view to holders of our common stock as of the date of the opinion. The Jefferies Broadview opinion does not address any other aspect of the merger consideration. The summary of the Jefferies Broadview opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.
      Jefferies Broadview’s opinion does not address the underlying business decision to enter into the merger agreement or the merger, nor does it evaluate alternative transaction structures or other financial or strategic alternatives or business strategies.
      In reading the discussion of the fairness opinion set forth below, you should be aware that Jefferies Broadview’s opinion does not constitute a recommendation to any Brooktrout shareholder or any other person as to how they should vote or act with respect to the proposed merger or any other matter.
      In reading the discussion of the fairness opinion set forth below, you should be aware that Jefferies Broadview:

•	reviewed the terms of the merger agreement in the form of the draft dated August 18, 2005, furnished to Jefferies Broadview by our legal counsel, which, for the purposes of the opinion, Jefferies Broadview has assumed, with our permission, to be identical in all material respects to the merger agreement that was executed;

•	reviewed our annual report on Form 10-K for the fiscal year ended December 31, 2004, including the audited financial statements included therein, and our quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005;

•	reviewed certain of our financial and operating information, including quarterly financial projections for the fiscal year ending December 31, 2005 and estimates of revenue, expenses and other items for the five fiscal years ending December 31, 2010;

•	participated in discussions with our management concerning our operations, business strategy, current financial performance and prospects;

•	discussed with our management its view of the strategic rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for our common stock;

•	compared certain aspects of our financial performance with those aspects of public companies Jefferies Broadview deemed comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions Jefferies Broadview believed to be comparable in whole or in part to the merger;

•	reviewed recent equity research analyst reports covering us, including quarterly projections through December 31, 2006 contained therein;

•	assisted in negotiations and discussions related to the merger among us, EAS Group and our respective financial and legal advisors; and

•	conducted other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate for purposes of its opinion.
      In rendering its opinion, Jefferies Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the agreement) that was publicly available or furnished to Jefferies Broadview by us or our advisors. With respect to the financial projections and estimates of future revenues and expenses examined by Jefferies Broadview, Jefferies Broadview has assumed, with our permission, that they were reasonably prepared and reflect the best available estimates and good faith judgments of our management as to our future performance. Jefferies Broadview also assumed, with our permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for consummation of the merger, including with respect to satisfying any condition set forth in the debt and equity commitment letters obtained by EAS Group in connection with the merger and discussed below under “— Financing,” no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the merger and that the merger will be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the August 18, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Jefferies Broadview’s opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger. Jefferies Broadview has not made or taken into account any independent appraisal or valuation of any of our assets or liabilities, contingent or otherwise. Jefferies Broadview expresses no view as to the federal, state or local tax consequences of the merger.
      For purposes of its opinion, Jefferies Broadview assumed that we are not bound as a party with respect to any transaction other than (i) the merger, (ii) transactions publicly announced or reflected in our publicly filed financial statements and (iii) activities undertaken in the ordinary course of conducting our business. Jefferies Broadview’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, Jefferies Broadview has no obligation to update, revise or reaffirm its opinion.
      The following is a summary explanation of various sources of information and valuation methodologies employed by Jefferies Broadview in rendering its opinion. Jefferies Broadview did not explicitly assign any relative weights to the various factors or analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Jefferies Broadview, the tables must be read together with the text of each summary. Considering the tables alone could create a misleading or incomplete view of Jefferies Broadview’s financial analyses.

Public Company Comparables Analysis
      Jefferies Broadview considered ratios of share price and equity market capitalization, adjusted for cash and debt when appropriate, to reflect total enterprise value, which we refer to as TEV, to selected historical and projected operating and balance sheet results in order to derive multiples that indicate the value public equity markets place on companies in a particular market segment. We have two primary business segments, a mature Communications Equipment Subsystems segment and an emerging Media Server segment, which represent related, but somewhat different markets. The Media Server segment consists primarily of our SnowShore Media Server business, while the remaining businesses are subsumed into the Communications Equipment Subsystems segment. Each of our segments has a different set of public company comparables that are most suited to them based upon market focus and business model. Accordingly, Jefferies Broadview reviewed seven public companies operating in the Communications Equipment Subsystems industry, which we refer to as the Communications Equipment Subsystems public company comparables, and four public companies operating in the Voice over Internet Protocol Infrastructure industry, which we refer to as the VoIP Infrastructure public company comparables. Jefferies Broadview considered the TEV of such companies, as well as their revenue and earnings before interest and taxes, which we refer to as EBIT, for the trailing twelve months, which we refer to as TTM.
      In order of descending TTM TEV/revenue, the Communications Equipment Subsystems public company comparables consist of:

•	AudioCodes Ltd.;

•	Mercury Computer Systems, Inc.;

•	RadiSys Corp.;

•	NMS Communications Corp.;

•	Performance Technologies, Inc.;

•	Kontron AG; and

•	SBS Technologies, Inc.

      The following table presents, based on closing prices as of August 17, 2005, the median multiples and the range of multiples for the Communications Equipment Subsystems public comparables of TEV divided by the selected operating metrics noted:

	Median Multiple	Range of Multiples

TTM TEV/Revenue	1.22x	0.59x – 3.24x
Projected 2005 TEV/Revenue	1.14x	0.59x – 2.91x
Projected 2005 TEV/EBIT	13.01x	11.34x – 25.87x
Projected 2006 TEV/Revenue	0.93x	0.54x – 2.40x
Projected 2006 TEV/EBIT	12.04x	6.73x – 20.14x
      The Communications Equipment Subsystems public company comparables imply the following medians and ranges for our Communications Equipment Subsystems segment:

	Median Implied Entity Value	Range of Implied Entity Values
	for Communications Equipment	for Communications Equipment
	Subsystems Segment	Subsystems Segment

TTM TEV/revenue	$94,728	$ 46,317 – $252,501
Projected 2005 TEV/Revenue(1)	$88,249	$ 45,177 – $224,931
Projected 2005 TEV/EBIT(1)	$80,713	$ 70,373 – $160,524
Projected 2006 TEV/Revenue(1)	$85,325	$ 49,853 – $221,041
Projected 2006 TEV/Revenue(2)	$83,508	$ 48,791 – $216,334
Projected 2006 TEV/EBIT(1)	$221,429	$123,657 – $370,240
Projected 2006 TEV/EBIT(2)	$81,787	$ 45,674 – $136,752

(1)	Figure based on projections of our management.

(2)	Figure based on analyst projections.

      In order of descending TTM TEV/revenue, the VoIP Infrastructure public company comparables consist of:

•	Sonus Networks, Inc.;
•	Ulticom, Inc.;
•	AudioCodes Ltd.; and
•	Tekelec.
      The following table presents, based on closing prices as of August 17, 2005, the median multiples and the range of multiples for the VoIP Infrastructure public comparables of TEV divided by the selected operating metrics noted:

	Median Multiple	Range of Multiples

TTM TEV/Revenue	3.26x	2.40x – 5.23x
Projected 2005 TEV/Revenue	3.20x	2.07x – 5.15x
Projected 2005 TEV/EBIT	18.53x	14.04x – 25.87x
Projected 2006 TEV/Revenue	2.71x	1.81x – 4.92x
Projected 2006 TEV/EBIT	12.64x	11.26x – 15.87x
      The VoIP Infrastructure public company comparables imply the following medians and ranges for our Media Server VoIP Infrastructure segment:

	Median Implied Entity
	Value for Media Server	Range of Implied Entity Values
	Segment	for Media Server Segment

TTM TEV/Revenue	$3,219	$ 2,367 – $ 5,154
Projected 2005 TEV/Revenue(1)	$22,398	$14,471 – $36,067
Projected 2005 TEV/EBIT(1)	NM	NM – NM
Projected 2006 TEV/Revenue(1)	$48,799	$32,570 – $88,557
Projected 2006 TEV/Revenue(2)	$43,488	$29,026 – $78,919
Projected 2006 TEV/EBIT(1)	$77,457	$69,003 – $97,242
Projected 2006 TEV/EBIT(2)	$28,610	$25,487 – $35,917

(1)	Figure based on projections of our management.
(2)	Figure based on analyst projections.
      The Communications Equipment Subsystems and the VoIP Infrastructure public company comparables, considered together, implied the following medians and ranges for the per share value of our common stock:

	Median Implied Per	Range of Implied
	Share Value	Per Share Value

TTM TEV/ Revenue	$11.50	$7.70 — $23.83
Projected 2005 TEV/ Revenue(1)	$12.48	$8.54 — $24.09
Projected 2005 TEV/ EBIT(1)	$10.17	$9.37 — $16.33
Projected 2005 Diluted Earnings Per Share(1)	$10.50	$5.97 — $56.67
Projected 2006 TEV/ Revenue(1)	$14.29	$10.30 — $27.84
Projected 2006 TEV/ R(2)	$13.74	$9.94 — $26.73
Projected 2006 TEV/ EBIT(1)	$27.01	$18.81 — $40.03
Projected 2006 TEV/ EBIT(2)	$10.25	$7.46 — $14.49
Projected 2006 Diluted Earnings Per Share(1)	$26.60	$15.60 — $33.95
Projected 2006 Diluted Earnings Per Share(2)	$9.31	$5.46 — $11.88

(1)	Figure based on projections of our management.

(2)	Figure based on analyst projections.

      No company included in the Communications Equipment Subsystem public company comparables or the VoIP Infrastructure public company comparables is identical to us. In evaluating such comparables, Jefferies Broadview made numerous assumptions with respect to the communications equipment subsystems and VoIP infrastructure industries in terms of performance and general economic conditions, many of which are beyond our control. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Transaction Comparables Analysis
      Jefferies Broadview considered ratios of equity price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating metrics in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions that it considered similar to the merger. Jefferies Broadview determined that a different set of transaction comparables applied to each of our two market segments, based upon market focus and business model. In regards to our Communications Equipment Subsystems segment, Jefferies Broadview reviewed six comparable merger and acquisition transactions announced from January 1, 2003 through August 17, 2005 with TTM revenue between $20 million and $250 million, from a financial point of view, including each transaction’s: adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller’s revenue, which we refer to as Price/ Revenue, in the last reported twelve months prior to acquisition. Transactions were selected from Jefferies Broadview’s proprietary database of published and confidential merger and acquisition transactions in the IT, communications, healthcare technology and media industries. In order of descending Price/ Revenue multiple, the transactions comparables used are the acquisition of:

•	Netchip Technology Inc. by PLX Technology Inc.;

•	Synergy Microsystems Inc. by Curtiss-Wright Corp.;

•	Solectron Corp. (DY4 Systems) by Curtiss-Wright Corp.;

•	Signal Technology Corp. by Crane Co.;

•	Confidential; and

•	Inrange Technologies Corp. by Computer Network Technology Corp.
      These transaction comparables exhibit the following median and range:

	Median Multiple	Range of Multiples

Price/Revenue	1.53x	0.79x – 2.78x
      The transaction comparables imply the following median and range for our Communications Equipment Subsystems segment:

Range of Implied Entity Values
	Median Implied Entity Value	for Communications
	for Communications Equipment	Equipment Subsystems
	Subsystems Segment	Segment

Price/Revenue	$118,835	$61,646 – $216,402
      In regards to our Media Server segment, Jefferies Broadview reviewed ten comparable merger and acquisition transactions announced from January 1, 2003 through August 17, 2005 that had revenue in the last reported twelve months prior to acquisition of less than $25 million, including each transaction’s Price/ Revenue. Transactions were selected from Jefferies Broadview’s proprietary database of published and confidential merger and acquisition transactions in the IT, communications, healthcare technology and media industries. In order of descending Price/ Revenue multiple, the transactions comparables used are the acquisition of:

•	Confidential;

•	Confidential;

•	Confidential;

•	Vivace Networks Inc. by Tellabs Inc.;

•	SnowShore Networks Inc. by Brooktrout, Inc.;

•	VocalData Inc. by Tekelec;

•	Confidential;

•	Laurel Networks Inc. by ECI Telecom Ltd.;

•	Taqua Inc. by Tekelec; and

•	Confidential.
      The transaction comparables exhibit the following median and ranges:

	Median Multiple	Range of Multiples

Price/Revenue	5.74x	2.20x – 19.29x
      These transaction comparables imply the following median and range for our Media Server segment:

	Median Implied Entity Value	Range of Implied Entity Values
	for Media Server Segment	for Media Server Segment

Price/Revenue	$5,657	$2,170 – $19,018
      The transaction comparables, considered together, imply the following median and range for our per share value:

		Values For
	Median Implied Per
	Share Value for	Range of Implied Per
	Brooktrout	Share Brooktrout

Price/Revenue	$13.55	$8.86 – $22.11

Transaction Premiums Paid Analysis
      Jefferies Broadview considered premiums paid above a seller’s stock price to indicate the additional value that strategic and financial acquirers, when compared to public shareholders, are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s stock price one trading day prior to announcement is calculated using the seller’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s stock price twenty trading days prior to announcement is calculated using the seller’s closing price (on the appropriate exchange) on the first day of that period which (1) consists of twenty consecutive days during which the appropriate exchange conducts trading activity and (2) ends on the day of the last reported closing price prior to announcement. Jefferies Broadview reviewed 20 comparable merger and acquisition transactions involving North American hardware vendors from January 1, 2003 to August 16, 2005 with an equity purchase price of between $50 million and $500 million. These transactions consisted of the acquisition of:

•	Paradyne Networks, Inc. by Zhone Technologies, Inc.;

•	Rainbow Technologies, Inc. by SafeNet, Inc.;

•	Silent Witness Enterprises Ltd. by Honeywell Inc.;

•	TippingPoint Technologies Inc. by 3Com Corp.;

•	Vixel Corp. by Emulex Corp.;

•	Oak Technology, Inc. by Zoran Corp.;

•	Interlott Technologies, Inc. by GTECH Holdings Corp.;

•	Genus Inc. by Aixtron AG;

•	AMX Corp. by Duchossois Industries Inc.;

•	Acres Gaming, Inc. by International Game Technology;

•	New Focus, Inc. by Bookham Technology plc;

•	Helix Technology Corp. by Brooks Automation Inc.;

•	Signal Technology Corp. by Crane Co.;

•	JNI Corp. by Applied Micro Circuits Corp.;

•	Alphasmart Inc. by Renaissance Learning Inc.;

•	Inrange Technologies Corp. by Computer Network Technology Corp.;

•	Handspring, Inc. by Palm, Inc.;

•	Sorrento Networks Corp. by Zhone Technologies Inc.;

•	Integrated Defense Technologies, Inc. by DRS Technologies, Inc.; and

•	Computer Network Technology Corp. by McDATA Corp.
      The following table presents, as of August 18, 2005, the median premium (discount) and the range of premiums (discounts) for these transactions calculated by dividing:

•	the offer price per share minus the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

•	the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums

Premium Paid to Seller’s Stock Price 1 Trading Day Prior to Announcement	18.1%	(16.5)% – 107.2%
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	29.6%	(16.9)% – 108.4%
      The following table presents the median implied value and the range of implied values of our common stock, calculated by using the premiums shown above and our share price twenty trading days and one trading day prior to announcing that we had entered into the merger agreement:

	Median Implied Per Share Value	Range of Implied Per Share
	for Brooktrout	Values for Brooktrout

Premium Paid to Seller’s Stock Price 1 Trading Day Prior to Announcement	$11.16	$7.89 – $19.59
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	$14.55	$9.33 – $23.40
      No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Jefferies Broadview made numerous assumptions with respect to the communications equipment and VoIP Infrastructure industries in terms of performance and general economic conditions, many of which are beyond our control. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis
      Jefferies Broadview examined our value on a standalone basis, based on projected free cash flow estimates that were derived from discussions with us. The free cash flow estimates were generated by applying financial projections from December 31, 2005 through December 31, 2011. A range of terminal values at December 31, 2011 was determined by ascribing terminal growth rates, which ranged from 1.0% to 5.0%, to the annual free cash flow for the twelve months ending December 31, 2010. Jefferies Broadview calculated a discount rate of 19.7% based on the capital asset pricing model using the calculated median capital-structure adjusted beta for the public company comparables, adjusting by a market risk premium of 7.8% and then adding a small company premium of 3.5%.
      Based on a range of terminal growth rates, Jefferies Broadview calculated values ranging from $13.45 to $23.15 per share with a median implied equity value of $16.55 per share, calculated using a discount rate of 19.7% and a terminal growth rate of 3.0%.

Present Value of Future Share Price Analysis
      Jefferies Broadview calculated the present value of the projected future share price of shares of our common stock on a standalone basis using management and analyst net income estimates for the twelve months ending December 31, 2006. The implied share price was calculated using the median share price divided by the seller’s earnings in the TTM, which we refer to as TTM Price/Earnings, for the public company comparables, our diluted earnings per share for the twelve months ended December 31, 2006 and discounted based on the capital asset pricing model using the median capital-structure adjusted beta for the aggregate public company comparables.
      The analysis implies the following medians and ranges for per share value:

	Median Implied	Range of Implied
	Per Share Value	Per Share Values

2006 Diluted Earnings Per Share(1)	$27.22	$8.68 – $34.29
2006 Diluted Earnings Per Share(2)	$9.53	$3.04 – $12.00

(1)	Figure based on projections of our management.

(2)	Figure based on analyst projections.

Stock Performance Analysis
      For comparative purposes, Jefferies Broadview examined the following:

•	daily historical volume and closing trading prices of our common stock from August 17, 2004 through August 17, 2005, including our 30-day, 90-day and 180-day average closing price, 52-week closing price high and the offer price per share;

•	daily historical volume and closing trading prices of our common stock from August 19, 2002 through August 17, 2005;

•	relative daily closing prices for indices of public companies deemed comparable to our Communications Equipment Subsystems and Media Server segments versus us and the NASDAQ Composite from August 17, 2004 through August 17, 2005; and

•	historical traded volume of our common stock at selected price ranges from August 16, 2004 through August 16, 2005.
      The merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. No company or transaction reviewed was identical to the proposed transactions and, accordingly, the foregoing analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.
      The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Jefferies Broadview. In arriving at its fairness determination, Jefferies Broadview considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Jefferies Broadview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain Jefferies Broadview analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies Broadview. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
      As described above, Jefferies Broadview’s opinion to our board was among many factors taken into consideration by our board in making its determination to approve the merger agreement and recommend the merger. Such decisions were solely those of our board. The opinion of Jefferies Broadview was provided solely to our board and does not constitute a recommendation to any person, including the holders of our common stock, as to how such person should vote or act on any matter related to the merger.
      Based upon and subject to the foregoing qualifications and limitations and those set forth below, Jefferies Broadview was of the opinion that, as of August 18, 2005, the $13.05 in cash per share to be received by the holders of our common stock was fair, from a financial point of view, to such holders.
      Pursuant to the terms of the Jefferies Broadview engagement letter, we paid Jefferies Broadview an engagement fee of $50,000 and a fee of $400,000 upon delivery of Jefferies Broadview’s opinion and have agreed to pay Jefferies Broadview a transaction fee of approximately $1.8 million, which represents 1.0% of the aggregate consideration paid in the transaction, less the amount of the engagement fee and the opinion fee already paid, which is only payable upon consummation of the transaction. Jefferies Broadview will also be reimbursed for travel related costs and professional fees incurred with our prior consent, and it and related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws. No limitations were imposed on Jefferies Broadview by us with respect to the investigations made or procedures followed by it in rendering its opinion.
      Jefferies Broadview and its affiliates in the past have provided, currently are providing, or in the future may provide investment banking, financial and advisory services to us, EAS Group or certain of our and their affiliates unrelated to the proposed merger, for which services they have received, or expect to receive, compensation.
      In the ordinary course of business Jefferies Broadview and its affiliates, including Jefferies & Company, Inc., Jefferies Broadview’s parent company, may actively trade or hold our securities or the securities of our affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

SG Cowen & Co., LLC
      Pursuant to an engagement letter dated December 1, 2005, as amended as of April 11, 2005, our board of directors retained SG Cowen to act as a financial advisor and render an opinion to the our board of directors as to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received in the merger.
      On August 18, 2005, SG Cowen delivered its written analyses to our board of directors based upon on an assumed merger consideration of $13.00 per share. Subsequent to that delivery, at the meeting of our board of directors later that day, and after being informed of the final merger consideration of $13.05 per share, SG Cowen delivered its oral opinion to our board of directors, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of August 18, 2005, the consideration to be received in the merger was fair, from a financial point of view, to our shareholders.
      The full text of the written opinion of SG Cowen, dated August 18, 2005, is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of that opinion. SG Cowen’s analyses and opinion were prepared for and addressed to our board of directors and are directed only to the fairness, from a financial point of view, of the consideration to be received in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder as to how to vote on the proposed merger.
      In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated August 16, 2005;

•	oral advice from our management regarding the changes to such draft merger agreement to include the final merger consideration of $13.05 per share and the $7.0 million termination fee;

•	certain publicly available financial and other information regarding our company and certain other relevant financial and operating data furnished to SG Cowen by our management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning our company and prepared by our management;

•	First Call estimates and financial projections in Wall Street analyst reports for us;

•	discussions SG Cowen had with certain members of our management concerning the historical and current business operations, financial conditions and prospects of our company and such other matters SG Cowen deemed relevant;

•	certain operating results and the reported price and trading histories of our common stock as compared to operating results and the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.
      In conducting its review and arriving at its opinion, SG Cowen, with our consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided by us or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Cowen did not conduct, nor has it assumed any obligation to conduct, any physical inspection of our properties or facilities. SG Cowen further relied upon assurances from our management that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with our consent, assumed that the financial forecasts which SG

Cowen examined were reasonably prepared by our management on bases reflecting the then currently best available estimates and good faith judgments of our management as to our future performance. SG Cowen assumed, with our consent, that each of the financial forecasts and the First Call estimates and Wall Street projections utilized in SG Cowen’s analyses with respect to us provided a reasonable basis for its opinion.
      SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of our assets or liabilities, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to us, SG Cowen relied on the advice of legal counsel to Brooktrout. SG Cowen’s services to us in connection with the merger have included the rendering of an opinion from a financial point of view of the consideration to be received by our shareholders in the merger. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. Although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so. Additionally, although SG Cowen was not authorized or requested to, and did not, solicit alternative offers for our company or our assets, it was aware that Jefferies Broadview did so.
      In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver of the conditions. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by SG Cowen prior to rendering its opinion, other than changes orally communicated by our management to SG Cowen regarding the final merger consideration of $13.05 per share and the termination fee of $7.0 million. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.
      SG Cowen’s opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the merger agreement or take any other action in connection with the merger or otherwise. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the merger. SG Cowen has not been requested to opine as to, and SG Cowen’s opinion does not in any manner address, our underlying business decision to effect the merger.
      The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. SG Cowen’s financial analyses assumed a merger consideration of $13.00 per share. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which those analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by our board of directors with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Historical Stock Trading Analysis
      SG Cowen analyzed the closing prices of our common stock over various periods ending August 17, 2005. The table below illustrates the stock prices for those periods and the premium or discount implied by the assumed merger price of $13.00 to the historical stock price.

		Premium at
	Historical	$13.00
	Average Price	Assumed Offer

August 17, 2005	$9.45	37.6%
1-Week Average	$9.44	37.7%
1-Month Average	$10.17	27.8%
3-Month Average	$10.56	23.1%
52-Week High	$13.50	(3.7)%
52-Week Low	$7.75	67.7%

Analysis of Premiums Paid in Selected Transactions
      SG Cowen reviewed the premium of the merger price over the average trading prices one day, one week, and one month prior to the announcement date of selected transactions in the technology industry, referred to as the Technology Transactions. Acquisitions reviewed included transactions with deal values between $100 million and $500 million, with announced dates between January 1, 2004 and August 17, 2005.
      The following table presents the premium of the offer prices over the average trading prices one day, one week, and one month prior to the announcement date for the Technology Transactions based on the consideration paid in the transaction compared to the premium implied by the consideration, assumed to be $13.00 per share, to be paid in the merger.

	1-Day	1-Week	1-Month
	Average	Average	Average

Technology Transactions Median	28.3%	32.4%	32.5%
Technology Transactions Mean	24.6%	36.1%	39.5%
Premiums at assumed $13.00 Offer	37.6%	37.7%	27.8%

Analysis of Selected Publicly Traded Companies
      To provide contextual data and comparative market information, SG Cowen compared selected projected operating and financial data and ratios for us to the corresponding financial data and ratios of certain other companies, referred to as Selected Companies, whose securities are publicly traded and which SG Cowen believes have operating variables (such as a similar business model or operations) similar to those that we expect to attain in the future. These companies were:

•	AudioCodes Ltd.;

•	Mercury Computer Systems, Inc.;

•	NMS Communications Corporation;

•	Performance Technologies, Incorporated;

•	RadiSys Corporation;

•	Tekelec; and

•	Ulticom, Inc.
      SG Cowen reviewed the enterprise value of the Selected Companies as a multiple of their respective projected calendar year 2005 and 2006 revenue estimates. Enterprise value is market value of common stock plus total debt less cash. SG Cowen also reviewed the trading stock price as of August 17, 2005 of the Selected Companies as a multiple of their respective projected calendar year 2005 and 2006 earnings per share estimates, referred to as CY2005 EPS and CY2006 EPS, respectively. SG Cowen compared these multiples with the corresponding multiples for us implied by the assumed merger consideration of $13.00 per share, based on both Wall Street estimates and our estimates.
      The following table presents, for the periods indicated, the multiples implied by the ratio of the enterprise value to projected calendar year 2005 revenue and calendar year 2006 revenue, as of August 17, 2005, and the multiples implied by the ratio of the June 24, 2005 trading stock price to CY2005 EPS and CY2006 EPS.

	Enterprise
	Value/Revenue				Price/Earnings

	CY2005 E		CY2006 E		CY2005 E		CY2006 E

Selected Companies (High)	3.4	x	3.0	x	34	x	27x
Selected Companies (Median)	1.9	x	1.6	x	29	x	20x
Selected Companies (Mean)	2.0	x	1.7	x	29	x	20x
Selected Companies (Low)	1.1	x	0.9	x	20	x	13x
Implied Multiples at assumed $13.00 Offer (street estimates)	1.6	x	1.2	x	72	x	31x
Implied Multiples at assumed $13.00 Offer (estimates of our management)	1.5	x	1.2	x	38	x	11x
      Although the Selected Companies were used for comparison purposes, none of those companies is identical to our company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or our company to which they are being compared.

Analysis of Selected Transactions
      SG Cowen reviewed the financial terms, to the extent publicly available, of selected transactions referred to as the Precedent Transactions, involving the acquisition of selected companies in the communications equipment industry that have been announced between January 1, 2004 and August 17, 2005. These transactions were (listed as acquirer/ target):

•	Zhone Technologies, Inc./ Paradyne Networks, Inc.

•	ECI Telecom Ltd./ Laurel Networks, Inc.

•	McDATA Corporation/ Computer Network Technology Corporation

•	Tekelec/ VocalData, Inc.

•	Alcatel/ Spatial Wireless

•	Cisco Systems, Inc./ NetSolve Incorporated

•	Tellabs, Inc./ Advanced Fibre Communications, Inc.

•	Tekelec/ Steleus Group, Inc.

•	AudioCodes Ltd./ Ai-Logix, Inc.

•	Zhone Technologies, Inc./ Sorrento Networks Corporation

•	Mercury Computer Systems, Inc./ TGS Group

•	Advanced Fibre Communications, Inc./ North American Access business (Marconi Corporation plc)
      SG Cowen reviewed the enterprise value paid in the Precedent Transactions as a multiple of the latest twelve months revenue as of the date on which the transaction occurred, referred to as LTM Revenue, and the next twelve months revenue as of the date on which the transaction occurred, referred to as NTM Revenue.
      The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM Revenue and NTM Revenue. The information in the table is as of August 17, 2005. Information for our NTM Revenue was based on Wall Street research analyst projections.

									Multiple implied
									by assumed $13.00
	Precedent Transactions								consideration to be
									received in the
	Low		Mean		Median		High		merger

Enterprise value to LTM Revenue	0.6	x	2.4	x	2.2	x	5.5	x	1.6x
Enterprise value to NTM Revenue	0.6	x	1.6	x	1.5	x	2.3	x	1.3x
      Although the Precedent Transactions were used for comparison purposes, the circumstances and terms surrounding each of these transactions are not identical to the merger, and none of the companies in those transactions is identical to us or EAS Group. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or our company to which they are being compared.
      The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised our board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Neither we nor any of EAS Group, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by our board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of that decision.
      SG Cowen was selected by our board of directors to render an opinion to our board of directors because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services to us for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade our equity securities for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in those securities. SG Cowen and its affiliates in the ordinary course of business in the future may provide commercial and investment banking services to us and EAS Group, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and may in the future receive fees for the rendering of those services.
      Pursuant to the SG Cowen engagement letter, we agreed to pay to SG Cowen a nonrefundable fee of $500,000 for rendering the SG Cowen opinion and a transaction fee equal to a percentage of the aggregate consideration paid in the merger payable upon completion of the merger, against which the opinion fee would be credited. Additionally, we agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen were negotiated at arm’s length between us and SG Cowen, and our board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the merger.

Delisting and Deregistration of Brooktrout Common Stock
      If the merger is completed, our common stock will be removed from quotation on The Nasdaq National Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the merger and to recommend that our shareholders vote in favor of approving the merger agreement.

Stock Options
      The merger agreement provides that, at the effective time of the merger, each outstanding stock option to purchase our common stock will be terminated and cancelled. Holders of options that would have been vested as of the effective time of the merger but for such termination and cancellation (after giving effect to the terms of any option or other agreement providing for acceleration of a particular holder’s options as a result of the merger) will be entitled to receive a cash payment for each vested option equal to the product of (i) the amount by which (A) $13.05 exceeds (B) the exercise price per share of such vested option, multiplied by (ii) the total number of shares of our common stock underlying such vested option. Holders of unvested cancelled options will participate in an incentive plan of EAS Group to be determined by EAS Group’s board of directors following the effective time of the merger.
      Certain stock option agreements between us and our executive officers provide for acceleration of the vesting of options as a result of the merger. Pursuant to stock option agreements with each of Messrs. Giler, Leahy, Duehren and O’Brien and Ms. Magliozzi, 100% of his or her unvested stock options will automatically vest as of the effective time of the merger. Pursuant to stock option agreements with each of Steven J. Bielagus, our Vice President of Engineering, and Ronald J. Bleakney, our Senior Vice President of Worldwide Sales, 100% of certain of his unvested stock options and 50% of certain of his stock options will automatically vest as of the effective time of the merger. All outstanding stock options held by Messrs. Barrett, Chapman and Tunstall, our non-employee directors, are fully vested.

      Assuming the effective date of the merger was August 15, 2005, our directors and executive officers holding in-the-money options would receive cash payments at the closing of the merger in the approximate amounts (before withholding) indicated in the following table:

	Number of	Option	Approximate Option
Name	Option Shares	Exercise Prices	Settlement Amount

Executive Officers
Eric R. Giler	539,425	$4.50-11.81	$3,108,803
Steven J. Bielagus	100,626	5.10-9.30	461,492
Ronald J. Bleakney	100,001	5.01-9.30	465,163
David W. Duehren	115,900	4.50-11.81	570,333
Robert C. Leahy	279,250	4.50-11.81	1,408,800
Heather J. Magliozzi	232,966	4.50-12.56	1,115,826
R. Andrew O’Brien	218,455	4.50-11.81	1,110,803
Directors
Robert G. Barrett	37,500	6.23-6.75	244,050
David Chapman	30,000	6.23	204,600
W. Brooke Tunstall	41,250	6.23-13.00	167,081

Total	1,695,373	$4.50-13.00	$8,856,951

      We have agreed to terminate our Second Amended and Restated 1992 Employee Stock Purchase Plan as of or prior to the effective time of the merger, and have agreed not to commence a new offering period under this plan after the current offering period expires on December 31, 2005.

Executive Retention Agreements
      On March 16, 2005, we entered into executive retention agreements with Messrs. Giler, Leahy, Bielagus, Bleakney, O’Brien and Duehren and Ms. Magliozzi, each of whom is an executive officer of our company. Pursuant to the executive retention agreements, the executive will receive a cash payment if, within 12 months following the effective date of the merger, the executive’s employment is terminated for reasons other than for “cause” or by the executive for “good reason,” each of which is defined in the executive retention agreements. Each executive retention agreement was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 16, 2005.
      The payment to be made to the executive is equal to the sum of:

•	the executive’s accrued compensation, which consists of:

•	earned but unpaid base salary through the date of his or her termination,

•	earned but unpaid vacation pay through the date of his or her termination, and

•	the product of (1) the annual bonus paid to the executive in the prior fiscal year and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the date of his or her termination and the denominator of which is 365; and

•	an amount equal to 0.5 (for Messrs. Bielagus, Bleakney and Duehren), one (for Mr. O’Brien and Ms. Magliozzi) or two (for Messrs. Giler and Leahy) multiplied by the sum of the executive’s highest base salary and highest bonus received in any year for the five-year period prior to the effective date of the merger.
The executive is to receive this cash payment in one lump sum within 30 days after the date of his or her termination. The executive retention agreements also provide that we will continue to provide benefits to each executive for six months (for Messrs. Bielagus, Bleakney and Duehren), one year (for Mr. O’Brien and Ms. Magliozzi) or two years (for Messrs. Giler and Leahy) after the date of his or her termination.
      The following table sets forth the cash payment that would be made to each executive officer if his or her employment had been terminated by us for reasons other than for cause or by the executive for good reason on August 31, 2005:

		Multiple of Base
	Accrued	Salary
Name	Compensation	and Bonus	Total

Eric R. Giler	$307,325	$1,430,330	$1,737,655
Steven J. Bielagus	22,851	132,660	155,511
Ronald J. Bleakney	20,155	155,465	175,620
David W. Duehren	58,012	160,756	218,768
Robert C. Leahy	225,465	935,342	1,160,807
Heather J. Magliozzi	28,642	269,194	297,836
R. Andrew O’Brien	76,198	362,582	438,780

Total	$738,648	$3,446,329	$4,184,977

Non-Competition and Non-Solicitation Agreements
      In connection with the merger and at the request of EAS Group, on August 18, 2005, each of Messrs. Giler and Leahy entered into a non-competition and non-solicitation agreement with us, to be effective at the effective time of the merger. The restrictions set forth in each agreement will be triggered if, within 12 months following the effective date of the merger, the employment of Mr. Giler or Mr. Leahy, as applicable, is terminated for reasons other than for cause or by him for good reason. “Cause” and “good reason” are defined pursuant to the executive retention agreements discussed above under “— Executive Retention Agreements.” The restrictions in the non-competition and non-solicitation agreements will apply for the one-year period beginning on the date that the employment of Mr. Giler or Mr. Leahy, as applicable, is terminated. If the non-competition and non-solicitation provisions are triggered, Messrs. Giler and Leahy will each be entitled to a cash payment of $400,000, payable on a quarterly basis over the one-year period following his termination date. Upon voluntary termination of employment, Brooktrout may elect to enforce these restrictions by making the cash payment described above to Messrs. Giler and Leahy, as applicable. These agreements also impose non-disclosure obligations.

Loans to Executive Officers
      In March 2000, our board of directors approved the Brooktrout, Inc. Stock Option Loan Program in which we offered nonrecourse loans to our officers, including Messrs. Giler, Duehren, Leahy and O’Brien and Ms. Magliozzi, to finance the exercise price of previously granted and fully vested nonqualified stock options held by them. Each loan related to the exercise of a specific option and was evidenced by a nonrecourse promissory note and security agreement, which we refer to as a promissory note. The shares of common stock purchased upon exercise of each option were pledged as collateral to secure repayment of the applicable promissory note. Each promissory note is due and payable upon the earlier of (1) 90 days following termination of the officer’s employment with us and (2) the expiration of the term of the option relating to such promissory note. Each promissory note may be paid in cash or by surrender of the shares of the then remaining shares of common stock pledged as collateral for such promissory note. If the executive officer chooses to surrender shares of common stock in repayment of the promissory note, the value of such shares shall be deemed to be equal to the then principal amount outstanding under the promissory note, regardless of the actual then fair market value of such shares. The promissory notes may be prepaid, in whole or in part, without premium or penalty.
      In connection with the merger, each of Messrs. Giler, Duehren, Leahy and O’Brien and Ms. Magliozzi have agreed with us and EAS Group to repay the outstanding balance of their respective promissory notes either in cash from proceeds received in the merger or by surrender of shares of common stock in accordance with the terms of the promissory notes. The option exercise prices of the original options ranged from $10.615 per share to $22.49 per share. Promissory notes relating to options that had an exercise price over $13.05 per share will be repaid by surrendering shares of common stock pledged as collateral for the applicable promissory note.

Indemnification of Officers and Directors
      The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption “— The Merger Agreement — Indemnification and Insurance.”

Benefit Arrangements with EAS Group
      EAS Group has agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting and determination of severance benefits and vacation benefits under any EAS Group employee plan. EAS Group also has agreed to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Brooktrout and to recognize the deductible and out-of-pocket expenses paid by our employees in the calendar year in which the merger occurs.
Financing
      The merger is not conditioned on EAS Group’s ability to obtain financing.
      In connection with the merger, EAS Group will cause approximately $175 million to be paid out to our shareholders and holders of our options. This amount is expected to come from a combination of equity contributions to EAS Group by TowerBrook Investors L.P., Oak Investment Partners X, Limited Partnership and Anschutz Investment Company and borrowings by Excel, the Merger Subsidiary and our company as the surviving corporation after consummation of the merger, which we refer to as the subsidiary borrowers, cash on hand at Excel, and a portion of our cash and cash equivalents on hand. As of June 30, 2005, we had approximately $14.7 million in cash and cash equivalents.

Debt Financing
      EAS Group has received a debt commitment letter, dated August 16, 2005, from Comerica Bank to provide, subject to the conditions set forth therein, up to $25 million in senior secured credit facilities, which we refer to as the debt facilities, consisting of:

•	term loan facilities aggregating up to $10 million; and

•	revolving credit facilities of up to $15 million.
      The debt facilities are to be used for the purposes of financing the merger, including the costs and expenses relating to the merger, and for ongoing working capital and other general corporate purposes of EAS Group and its subsidiaries, including us as the surviving corporation after consummation of the merger.
      The commitment of Comerica Bank to provide the debt financing expires on the earliest of (1) December 31, 2005, unless the merger is consummated prior to this date, (2) the consummation of the merger without the use of the debt facilities, or (3) our acceptance of an offer to purchase all or a substantial part of our and our subsidiaries’ property and assets other than as part of the merger.

Conditions Precedent to the Debt Commitments
      The availability of the debt facilities will be subject to, in addition to customary corporate and documentation conditions and the payment of fees and expenses, the satisfaction or waiver of certain other conditions precedent, including the following:

•	no development or change has occurred that, in the judgment of Comerica Bank, results in a material change in the terms and conditions of the merger agreement;

•	the merger must be completed in all material respects in accordance with the terms and conditions of the merger agreement and all conditions precedent to the obligations of EAS Group and the Merger Subsidiary set forth in the merger agreement have been satisfied;

•	definitive loan documentation for the debt facilities, reasonably satisfactory to Comerica Bank, must have been negotiated, executed and delivered;

•	prior to and during the syndication of the debt facilities, there has been no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of EAS Group, its affiliates or subsidiaries; and

•	all representations by EAS Group in the commitment letter and the definitive loan documentation must be accurate and complete and EAS Group must be in compliance with the terms of the commitment letter and the fee letter with Comerica Bank.

Equity Financing
      EAS Group has received an equity commitment letter, dated August 16, 2005, from each of TowerBrook Investors L.P., Oak Investment Partners X, Limited Partnership and Anschutz Investment Company, which we refer to as the equity investors, pursuant to which the equity investors have severally agreed to contribute cash equity financing to EAS Group for the purpose of financing the merger and paying related costs, as follows:

•	TowerBrook Investors L.P. has agreed to purchase $10 million of junior debt securities and $50 million of equity securities to be issued by EAS Group;

•	Oak Investment Partners X. Limited Partnership has agreed to purchase $40 million of equity securities to be issued by EAS Group; and

•	Anschutz Investment Company has agreed to purchase $10 million of equity securities to be issued by EAS Group.
      The commitment of each of the equity investors is subject only to the satisfaction of all the conditions to the obligations of EAS Group and the Merger Subsidiary in the merger agreement. The equity commitment of each of the equity investors will terminate upon the earliest of (1) December 31, 2005, (2) termination of the merger agreement or (3) the consummation of the merger. Each of TowerBrook Investors L.P., Oak Investment Partners X, Limited Partnership and Anschutz Investment Company may elect to share portions of their respective commitments with co-investors; however, each of them shall remain primarily liable for the total amount of such commitments.
      We are a third-party beneficiary of the equity commitment letters and may enforce the terms of such letters directly against the equity investors.

REGULATORY MATTERS
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. We and EAS Group do not believe that any federal, state or foreign antitrust approvals are required to consummate the merger.
      It is possible that the Department of Justice or the Federal Trade Commission may review the merger. If any such review were to occur, there can be no assurance that we would obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals would not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement — Conditions to the Merger.”
      We are not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the articles of merger with the Secretary of State of the Commonwealth of Massachusetts.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, and judicial and administrative decisions and rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.
      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the shareholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as shareholders whose functional currency is not the U.S. dollar, shareholders subject to the alternative minimum tax, shareholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.
      We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.
      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.
A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

U.S. Holders
      The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.
      Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and, in the case of U.S. holders who are individuals, will be subject to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled, unless the shareholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number in the case of an individual, or employer identification number in the case of other shareholder), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent the substitute Form W-9 that each shareholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. withholding tax unless:

•	the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). In addition, if the non-U.S. holder is a foreign corporation, the branch profits tax (which is imposed at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT
      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
Structure and Effective Time of the Merger
      Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly-owned subsidiary of EAS Group, will merge with and into us, with Brooktrout continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of EAS Group. The merger will be effective at the time articles of merger are duly filed with the office of the Secretary of State of the Commonwealth of Massachusetts (or at a later time, if agreed upon by the parties and specified in the articles of merger).
Merger Consideration
      Upon completion of the merger, each outstanding share of our common stock, other than those owned by any of our wholly-owned subsidiaries or owned by EAS Group, the Merger Subsidiary or any other wholly-owned subsidiary of EAS Group, will be converted into the right to receive $13.05 in cash per share, without interest and less any applicable withholding taxes, which we refer to as the merger consideration.
Treatment of Stock Options and Employee Stock Purchase Plan
      At the effective time of the merger, each outstanding stock option to purchase our common stock will be terminated and cancelled. Holders of options that would have been vested as of the effective time of the merger but for such termination and cancellation (after giving effect to the terms of any option or other agreement providing for acceleration of a particular holder’s options as a result of the merger) will be entitled to receive a cash payment for each vested option equal to the product of (i) the amount by which (A) $13.05 exceeds (B) the exercise price per share of such vested option, multiplied by (ii) the total number of shares of our common stock underlying such vested option. Holders of unvested cancelled options will participate in an incentive plan of EAS Group to be determined by EAS Group’s board of directors following the effective time of the merger.
      We have agreed to terminate our Second Amended and Restated 1992 Employee Stock Purchase Plan as of or prior to the effective time of the merger, and have agreed not to commence a new offering period under this plan after the current offering period expires on December 31, 2005.
Payment for the Shares
      At or prior to the completion of the merger, EAS Group will deposit with an exchange agent, which shall be Computershare (f/k/a EquiServe Trust Company, N.A.), for the benefit of our shareholders, cash in an amount sufficient to pay the merger consideration as contemplated by the merger agreement. Computershare is also our transfer agent and registrar.
      At the effective time of the merger, holders of our common stock will cease to be, and will have no rights as, our shareholders, other than the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of our common stock.

      Within eight business days after the completion of the merger, EAS Group will cause the exchange agent to mail to holders of record of our certificates that immediately prior to the completion of the merger represented shares of our common stock that were converted into the right to receive the merger consideration, which we refer to as certificates, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The exchange agent will promptly pay the merger consideration to the record holders of certificates after they have (1) surrendered their certificate(s) to the exchange agent and (2) provided to the exchange agent a properly completed letter of transmittal and any other required documents.
      If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock.
      If the exchange agent is to pay some or all of the merger consideration to a person other than the record holder of a certificate, that holder must properly endorse its certificate or the certificate must otherwise be in proper form for transfer and delivered to the exchange agent with all documents required to evidence and effect the transfer and evidence that any applicable stock transfer taxes have been paid.
      Interest will not be paid or accrue in respect of payments of merger consideration. The amount of any merger consideration paid to holders of record of certificates will be reduced by any applicable withholding taxes. You should not forward your stock certificates to the exchange agent without a letter of transmittal.
      With respect to lost, stolen or destroyed certificate(s), the person claiming the certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact to receive merger consideration from the exchange agent in exchange for such lost, stolen or destroyed certificate(s).
      Beginning 270 days after the closing date of the merger, EAS Group will act as the exchange agent, and our former shareholders may look solely to EAS Group for any amounts owed to them.
Directors and Officers
      The directors and officers of the Merger Subsidiary immediately prior to the completion of the merger will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation.
Representations and Warranties
      The merger agreement contains representations and warranties made by us to EAS Group and the Merger Subsidiary and representations and warranties made by EAS Group and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between EAS Group and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement.
      Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

•	our organization, standing, power to carry on our business and other corporate matters;

•	our capitalization;

•	ownership of our subsidiaries and our subsidiaries’ organization, standing, power to carry on their business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with, or violations of, our organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

•	required consents and approvals as a result of the execution, delivery and performance by us of the merger agreement;

•	compliance of registration statement, forms, reports and other documents filed by us with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

•	the maintenance of disclosure controls and procedures under applicable federal securities laws;

•	the accuracy and completeness of the information in this proxy statement;

•	the absence of undisclosed material liabilities;

•	the conduct of our business since June 30, 2005 and the absence of certain changes related thereto;

•	tax matters;

•	owned and leased properties;

•	intellectual property;

•	our material contracts;

•	litigation;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws and court orders;

•	permits;

•	labor matters;

•	insurance;

•	commercial relationships;

•	government contracts;

•	our receipt of a fairness opinion from Jefferies Broadview relating to the merger;

•	inapplicability of state anti-takeover statutes;

•	certain amendments to our shareholder rights agreement;

•	the brokers’ and finders’ fees payable by us with respect to the merger; and

•	governmental relations.
      The merger agreement also contains representations and warranties made by EAS Group and the Merger Subsidiary to us, including representations and warranties relating to, among other things:

•	their organization, standing, power to carry on its business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with, or violations of, EAS Group’s or the Merger Subsidiary’s organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

•	required consents and approvals as a result of their execution, delivery and performance of the merger agreement;

•	that no vote of the holders of capital stock of EAS Group is necessary for the consummation of the merger;

•	the accuracy and completeness of the information provided by EAS Group to us for use in this proxy statement;

•	matters relating to the assets and revenues of EAS Group’s ultimate parent entity for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act;

•	the absence of changes since January 1, 2005;

•	the formation and operations of the Merger Subsidiary;

•	EAS Group’s financial capability to pay the merger consideration and the execution of commitment letters related thereto; and

•	EAS Group’s solvency.
      The representations and warranties contained in the merger agreement will not survive the completion of the merger.
Conduct of Business Pending the Merger
      From August 18, 2005 through the time the merger becomes effective or, if earlier, the termination of the merger agreement, we have agreed that, except for specified exceptions, as expressly provided in the merger agreement or as consented to by EAS Group, we and our subsidiaries will use commercially reasonable efforts to:

•	carry on our and our subsidiaries’ business in the ordinary course consistent in all material respects with past practice (which we refer to generally as the ordinary course of business);

•	maintain and preserve our and our subsidiaries’ business organization, assets and properties; and

•	preserve our and our subsidiaries’ business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with us or our subsidiaries.
      In addition, we have agreed that during the same period, subject to certain exceptions or as expressly provided in the merger agreement, we and our subsidiaries will not do any of the following without the prior written consent of EAS Group:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our capital stock (other than dividends and distributions by one of our direct or indirect wholly-owned subsidiaries to its parent);

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities;

•	purchase or redeem any shares of our capital stock or any other of our securities or any rights, warrants or options to acquire any shares of our capital stock or other securities (except for the acquisition of shares of our common stock from stock option holders as payment of all or a portion of the option exercise price, or from former employees, directors and consultants pursuant to agreements that provide for the repurchase of shares in connection with termination of services to us or any of our subsidiaries);

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of our capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or other securities (except the issuance of shares of our common stock upon the exercise of stock options outstanding on the date of the merger agreement or pursuant to our employee stock purchase plan, provided that we may not commence a new offering period under the employee stock purchase plan after December 31, 2005);

•	amend our or our subsidiaries’ articles of organization, by-laws or other comparable organizational documents;

•	merge or consolidate with any entity, acquire all or a substantial portion of the assets or stock of any entity or acquire assets outside the ordinary course of business;

•	sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets other than in the ordinary course of business;

•	incur any debt or guarantee the debt of another person (other than (1) in connection with the financing of trade receivables in the ordinary course of business, (2) letters of credit or similar arrangements issued to or for the benefit of our suppliers and manufacturers in the ordinary course of business and (3) pursuant to existing credit facilities in the ordinary course of business);

•	issue, sell or amend any debt securities or warrants or other rights to acquire debt securities of us or any of our subsidiaries, guarantee any debt securities of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make loans, advances (other than routine advances to employees in the ordinary course of business) or capital contributions to or investments in any other person (other than in us or one of our direct or indirect wholly-owned subsidiaries); however, we may in the ordinary course of business continue to invest in debt securities maturing not more than 365 days after the investment date;

•	enter into hedging or other arrangements designed to protect us or our subsidiaries against fluctuations in commodities prices or exchange rates (other than in the ordinary course of business);

•	make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for us and our subsidiaries, taken as a whole (except as set forth in our capital expenditure budget made available to EAS Group and except for specific previously disclosed capital expenditures);

•	make any material changes in accounting methods, principles or practices (except as required by U.S. generally accepted accounting principles, which we refer to as GAAP);

•	enter into any material contract relating to the distribution, sale or marketing by third parties of products of us or any of our subsidiaries (other than in the ordinary course of business);

•	except as required by law, or as required by agreements, plans or arrangements existing on the date of the merger agreement, adopt, enter into, terminate or amend any employment, severance or similar agreement, material benefit plan or collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without penalty or termination payment); increase in any material respect the compensation, fringe benefits or bonus payments to a director, officer or employee (except for annual increases of salaries in the ordinary course of business not to exceed 5%); amend or accelerate the payment, right to payment or vesting of any material compensation or benefits; grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, other than proportionate payments of 2005 bonus payments; or take any action to fund or secure payment of compensation or benefits under any of our employee plans other than in the ordinary course of business;

•	make or rescind any material tax election, settle or compromise any material tax liability or amend any material tax return;

•	open any new, or permanently close any existing, facility or office;

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;

•	knowingly abandon, cancel, or allow to lapse or expire, our intellectual property that is the subject of an application or registration;

•	fail to use commercially reasonable efforts to maintain our insurance at levels substantially comparable to levels existing as of August 18, 2005; or

•	except with respect to amounts we dispute in good faith, fail to pay our accounts payable and other obligations when due in the ordinary course of business.
Shareholder Meeting; Proxy Statement
      We have agreed to cause a meeting of our shareholders to be duly called and held as promptly as practicable. Subject to the no-solicitation provision of the merger agreement, our board will recommend approval of the merger agreement by our shareholders and will not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to EAS Group, our board’s recommendation. Subject to the no-solicitation provision of the merger agreement, we have agreed to take all action that is reasonable and lawful to solicit from our shareholders proxies in favor of the approval of the merger agreement and to take all other action necessary or advisable to secure the vote or consent of our shareholders in favor of the approval of the merger. We also have agreed to mail to our shareholders the proxy statement at the earliest practicable time after resolution of all SEC comments to the proxy statement.
      We have also agreed that after consultation with EAS Group we may adjourn or postpone the special meeting of our shareholders if as of the time of the meeting there are insufficient shares of our common stock represented to constitute a quorum necessary to conduct the business of the meeting.
No Solicitation of Other Offers; Adverse Recommendation Change
      We have agreed that we will not, nor shall we authorize or permit our subsidiaries, directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.
      However, prior to approval of the merger agreement by our shareholders at the special meeting, we may, to the extent failure to do so could reasonably constitute a breach of the fiduciary obligations of our board of directors, as determined in good faith after consultation with outside counsel, respond to (1) a superior proposal or (2) a bona fide acquisition proposal that our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, is reasonably likely to lead to a superior proposal, that, in each case, did not result from a breach of this no-solicitation provision. Permissible responses include:

•	furnishing information with respect to us to any person making such an acquisition proposal; and

•	engaging in discussions or negotiations with any person and its representatives making a superior proposal, or an acquisition proposal reasonably likely to lead to a superior proposal, regarding any such proposal (including solicitation of revised proposals); and

•	amending or granting any waiver or release under any standstill or similar agreement with respect to any of our common stock.

      We may not, however, furnish information unless we have entered into a confidentiality agreement at least as restrictive of the person making the proposal as the confidentiality agreement entered into between us and EAS Group.
      We have agreed in the merger agreement that our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement. We have also agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board of directors will not:

•	withhold, withdraw or modify, in a manner adverse to EAS Group, our board’s approval or recommendation that the shareholders vote in favor of the approval of the merger agreement;

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal; or

•	approve or recommend any acquisition proposal.
      However, our board may (1) withdraw or modify its recommendation or (2) in the event the withdrawal or modification is in response to a superior proposal, approve or recommend such superior proposal and terminate the merger agreement, if in each case, our board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law. If our board determines to withdraw or modify its recommendation in response to a superior proposal, it may do so only:

•	after the third business day following EAS Group’s receipt of written notice from us advising EAS Group that our board desires to withdraw or modify the recommendation due to a superior proposal or an acquisition proposal reasonably likely to lead to a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal; and

•	if EAS Group does not make, within three business days of receipt of such notice, a binding, written and complete new offer to amend the terms of the merger agreement to include terms that are at least as favorable to our shareholders as such acquisition proposal.
Our board of directors is required to consider in good faith any such new offer proposed by EAS Group during the three business day period mentioned above.
      We have agreed to notify EAS Group orally within 24 hours, with written confirmation to follow within one business day, of our receipt of any acquisition proposal or related inquiry, the material terms and conditions of any such acquisition proposal or inquiry and the identity of the person making any such acquisition proposal or inquiry. We also have agreed not to provide any non-public information to or participate in any discussions with the person or entity making any superior proposal until we have notified EAS Group of such proposal. We are also required to keep EAS Group reasonably informed of the status, and any material change in the terms, of any such proposal or inquiry.
      Nothing in the merger agreement prohibits us or our representatives from taking and disclosing a position to our shareholders with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any disclosure to our shareholders, if, in our board’s good faith judgment, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
      We have agreed that we and our representatives will cease all discussions and negotiations that commenced before the date of the merger agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

      The merger agreement defines an “acquisition proposal” to mean, other than the transactions contemplated by the merger agreement:

•	any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving us;

•	any proposal for the issuance by us of over 50% of our equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of us.
      The merger agreement defines a “superior proposal” to mean any unsolicited, bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of us and our subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of assets, which proposal our board determines in its good faith judgment to be (1) on terms more favorable to the holders of our common stock than the merger (after consultation with its financial advisor and taking into account all the terms and conditions of such proposal and the merger, including any proposal by EAS Group to amend the terms of the merger agreement); and (2) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
Efforts to Complete the Merger
      Subject to the terms of the merger agreement, we and EAS Group have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including (1) obtaining from any governmental entity or other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement, (2) making all necessary filings and other required submissions with respect to the merger agreement and the merger required under the Exchange Act and any other applicable federal or state securities laws, the HSR Act, and any other applicable law and (3) executing or delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.
      Subject to the terms of the merger agreement, we and EAS Group have agreed to cooperate and use commercially reasonable efforts to obtain any government clearances or approvals required for the closing of the merger under the HSR Act and any other antitrust laws, to respond to any government requests for information under any antitrust law and to contest and resist any action that restricts, prevents or prohibits the consummation of the merger or any of the other transactions contemplated by the merger agreement.
      We and EAS Group will give any notices to third parties and use commercially reasonable efforts to obtain any third party consents required in connection with the merger that are necessary to consummate the transactions contemplated by the merger agreement, disclosed or required to be disclosed in the schedules to the merger agreement or required to prevent the occurrence of an event that is reasonably likely to have a material adverse effect with respect to us or EAS Group prior to or after the effective time of the merger. Neither we nor EAS Group is required to make any materially burdensome payments in connection with our respective obligations to complete the merger.
Additional Agreements
      The merger agreement contains additional agreements between us and EAS Group relating to, among other things:

•	our agreement to use our commercially reasonable efforts to continue the quotation of our common stock on The Nasdaq National Market;

•	EAS Group’s access to information regarding us and our subsidiaries, and the confidentiality of such information;

•	delivery by us to EAS Group of (1) reports and other documents filed or received by us pursuant to the requirements of federal or state securities law and (2) all other information about us, our business, properties, assets and personnel as EAS Group may reasonably request;

•	our agreement to provide EAS Group reasonable access to our customers and suppliers, provided that (1) such access is scheduled in advance with us, (2) an officer, employee or representative of us supervises or participates in such access, and (3) EAS Group maintains the confidentiality of any nonpublic information learned as a result of such access;

•	our agreement with EAS Group to use our respective commercially reasonable efforts to furnish to each other all information required for any application or filing in connection with the transactions contemplated by the merger agreement;

•	public announcements with respect to the merger and the merger agreement;

•	notice of (1) the occurrence, or failure to occur, of any event, which is reasonably likely to cause any representation or warranty of either party contained in the merger agreement to be untrue or inaccurate in any material respect or (2) any material failure by us, EAS Group or the Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with by it under the merger agreement;

•	our agreement with EAS Group to keep one another reasonably informed of any shareholder litigation or claim pending against us or EAS Group, as applicable, and each of our or their directors or officers, which relates to the merger (subject to the preservation under applicable laws of attorney-client communication and privilege); and

•	EAS Group’s agreement to use commercially reasonable efforts to generally provide, for a twelve-month period following the effective date of the merger, to its employees and employees of its subsidiaries who, immediately prior to the merger were employees of us or our subsidiaries, a total compensation package (including benefits) that, in the aggregate, is no less favorable to the total compensation package (including benefits) provided to those employees at the time we entered into the merger agreement.
Conditions to the Merger
      The consummation of the merger is subject to specified customary closing conditions, as described further below.

Conditions to Each Party’s Obligations
      Each party’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the merger agreement shall have been approved by our shareholders;

•	the waiting period (and any extension thereof) applicable to the merger, if any, under the HSR Act shall have expired or been terminated;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect with respect to EAS Group or us, shall have been filed, obtained and occurred on terms and conditions that would not reasonably be likely to have a material adverse effect with respect to EAS Group or us;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff; and

•	no governmental entity shall have enacted, issued, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and has the effect of making the merger illegal or otherwise prohibiting the closing of the merger.

Conditions to EAS Group’s and the Merger Subsidiary’s Obligations
      The obligations of EAS Group and the Merger Subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement shall be true and correct on and as of the closing date of the merger, except (1) if a representation or warranty is specifically made as of a particular date, it must be true and correct as of that date, (2) for changes contemplated by the merger agreement, and (3) where the failure to be true and correct (ignoring materiality or material adverse effect qualifications) individually or in the aggregate has not had a material adverse effect with respect to us;

•	we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us on or before the completion of the merger;

•	EAS Group shall have received a certificate signed by our chief executive officer or chief financial officer to the effect of the preceding two bullets;

•	there shall not be instituted or pending any action or proceeding in which a governmental entity is challenging or seeking to restrain or prohibit the consummation of the merger or seeking to prohibit or limit in any material respect EAS Group’s ability to vote, transfer, receive dividends or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•	since the date of the merger agreement, there shall not have been a material adverse effect with respect to us; and

•	the number of dissenting shares of our common stock that shall have been properly demanded and perfected (and not withdrawn or shall have otherwise lost the right to seek appraisal), shall not exceed 10% of the number of outstanding shares of our common stock as of the effective time of the merger.
      A material adverse effect with respect to us means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of us and our subsidiaries, taken as a whole; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a material adverse effect with respect to us:

•	changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;

•	changes that are the result of factors generally affecting the industries or markets in which we operate;

•	any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with the merger agreement or the pendency or announcement of the transactions contemplated by the merger agreement, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees;

•	changes in laws, rule or regulation or generally accepted accounting principles or the interpretation thereof;

•	any action taken pursuant to or in accordance with the merger agreement or at the request of EAS Group;

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•	any failure by us to meet any estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the closing;

•	any loss of employees or customers resulting directly or indirectly from the announcement of the merger;

•	any shareholder litigation arising from or relating to the merger; or

•	a decline in the price of our common stock on The Nasdaq National Market.

Conditions to Our Obligations
      Our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	EAS Group’s and the Merger Subsidiary’s representations and warranties in the merger agreement shall be true and correct on and as of the closing date of the merger, except (1) if a representation or warranty is specifically made of a particular date, it must be true and correct as of that date, (2) for changes contemplated by the merger agreement, and (3) where the failure to be true and correct (ignoring materiality or material adverse effect qualifications) individually or in the aggregate has not had a material adverse effect with respect to EAS Group;

•	EAS Group and the Merger Subsidiary shall have performed in all material respects all of their obligations under the merger agreement required to be performed by them on or before the completion of the merger; and

•	we shall have received a certificate signed by EAS Group’s chief executive officer or chief financial officer to the effect of the preceding two bullets.
      A material adverse effect with respect to EAS Group means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (1) the business, financial condition or results of operations of EAS Group and its subsidiaries, taken as a whole, or (2) the ability of EAS Group or the Merger Subsidiary to consummate the transactions contemplated by the merger agreement.
Termination of the Merger Agreement
      We, EAS Group and the Merger Subsidiary may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our shareholders have approved the merger agreement.
      Either we or EAS Group can terminate the merger agreement if:

•	the merger has not been consummated by December 31, 2005, unless the terminating party’s failure to fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	our shareholders fail to approve the merger agreement at the special meeting.
      EAS Group can terminate the merger agreement if:

•	prior to the approval of the merger agreement by our shareholders (1) our board of directors withdraws or knowingly modifies, in a manner adverse to EAS Group, its recommendation that our shareholders approve the merger agreement, (2) our board of directors fails to reconfirm its recommendation within 10 business days after EAS Group requests reconfirmation if we receive an acquisition proposal or material amendment to an acquisition proposal, (3) our board of directors approves or recommends an acquisition proposal (other than the merger), (4) our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer, or (5) we materially breach our no-solicitation obligation or our obligation to call and hold a shareholders meeting to vote on the merger agreement; or

•	we breach or fail to perform any of our representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause EAS Group’s conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.

      We can terminate the merger agreement if:

•	in accordance with the no-solicitation provision of the merger agreement, our board of directors approves or recommends to our shareholders an acquisition proposal, provided we have paid or pay EAS Group at the time of termination the termination fee described below; or

•	EAS Group or the Merger Subsidiary breaches or fails to perform any of its representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause our conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.
Termination Fee
      We will be required to pay EAS Group a termination fee of $7.0 million if:

•	EAS Group terminates the merger agreement because (1) the merger has not been consummated by December 31, 2005, and such failure to consummate the merger is not caused by EAS Group, or (2) our shareholders do not approve the merger agreement at the special meeting, if, in each case:

•	at the time of termination of the merger agreement there is a publicly announced acquisition proposal relating to us that is not withdrawn or abandoned without qualification prior to the special meeting, and

•	within 12 months of the termination of the merger agreement we enter into a definitive agreement to consummate, or shall have consummated, such acquisition proposal;

•	EAS Group terminates the merger agreement because:

•	our board of directors withdraws or knowingly modifies, in a manner adverse to EAS Group, its recommendation that our shareholders approve the merger agreement,

•	our board of directors fails to reconfirm its recommendation within 10 business days after EAS Group requests reconfirmation if we receive an acquisition proposal or material amendment to an acquisition proposal,

•	our board of directors approves or recommends an acquisition proposal (other than the merger), or

•	our board of directors recommends that our shareholders tender their shares in a tender offer or exchange offer or within 10 business days after the commencement of a tender offer or exchange offer, fails to recommend against acceptance of such offer;

•	EAS Group terminates the merger agreement because we materially breach our no-solicitation obligation or our obligation to call and hold a shareholders meeting to vote on the merger agreement if within 12 months of such termination we enter into a definitive agreement to consummate, or shall have consummated, an acquisition proposal; or

•	We terminate the merger agreement in accordance with the no-solicitation provision because our board of directors approves or recommends to our shareholders an acquisition proposal (other than the merger).
      We are required to reimburse EAS Group for up to $400,000 in expenses it incurs relating to the transactions contemplated by the merger agreement if:

•	we or EAS Group terminate the merger agreement because the December 31, 2005 deadline for the closing of the merger is not satisfied due to:

•	our failure to satisfy EAS Group’s conditions to closing with respect to our representations and warranties being true and correct as of the closing date and our performance of our obligations under the merger agreement required to be performed on or before the closing date; or

•	the occurrence of a material adverse effect on us since August 18, 2005, the date we executed the merger agreement.

•	EAS Group terminates the merger agreement due to our breach of or failure to perform any of our representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause EAS Group’s conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.
      EAS Group is required to reimburse us for up to $400,000 in expenses we incur relating to the transactions contemplated by the merger agreement if:

•	we or EAS Group terminate the merger agreement because the December 31, 2005 deadline for the closing of the merger is not satisfied due to EAS Group’s or the Merger Subsidiary’s failure to satisfy our conditions to closing with respect to EAS Group’s and the Merger Subsidiary’s representations and warranties being true and correct as of the closing date and their performance of their obligations under the merger agreement required to be performed on or before the closing date; or

•	we terminate the merger agreement because EAS Group or the Merger Subsidiary breaches or fails to perform any of its representations or agreements, which breach (or series of breaches) or failure to perform (1) would cause our conditions to closing not to be satisfied and (2) shall not have been cured within 20 days of written notice of the breach (or series of breaches) or failure to perform.
Amendment, Extension and Waiver
      The parties may amend the merger agreement at any time before or after approval of the merger agreement by our shareholders. However, after we have obtained shareholder approval, the parties may not amend the merger agreement in a manner that by law requires further approval by our shareholders without obtaining such further approval. Any amendment must be in a written instrument signed by us, EAS Group and the Merger Subsidiary.
      At any time before the effective time of the merger, the parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver must be in a written instrument signed on behalf of the party agreeing to the extension or waiver.
Indemnification and Insurance
      For six years from the effective time of the merger, EAS Group agrees to honor, and to cause the surviving corporation to honor, to the fullest extent permitted by law, all of our indemnification obligations to each present and former director and officer of our company and our subsidiaries arising out of or pertaining to matters existing or occurring at or before the effective time of the Merger, whether asserted or claimed before, at or after the effective time of the merger, to the extent presently provided in our articles of organization and by-laws. Each indemnified party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of EAS Group and the Merger Subsidiary within ten business days of the receipt of a request for such expenses. In addition, the articles of organization and by-laws of the surviving corporation will contain, and EAS Group will cause the articles of organization and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our articles of organization and by-laws.
      For six years from the effective time of the merger, the surviving corporation will maintain, and EAS Group will cause the surviving corporation to maintain, at no expense to the beneficiaries in effect for six years, the current policies of directors’ and officers’ liability insurance maintained by us for matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement. We or EAS Group may satisfy EAS Group’s obligation to cause the surviving corporation to maintain sufficient directors’ and officers’ liability insurance by purchasing a “tail” policy under our existing directors’ and officers’ insurance policy that has an effective term of six years from the effective time of the merger and that contains terms and conditions that are no less advantageous to the indemnified parties.
      EAS Group will pay all expenses, including reasonable attorneys’ fees, that may be incurred by our officers and directors in connection with their enforcement of their indemnification rights.
      The indemnification rights provided in the merger agreement are in addition to the rights otherwise available to our current officers and directors by law, charter, statute, by-law or agreement, and operate for the benefit of, and shall be enforceable by, each of the indemnified parties, their heirs and representatives.
Employee Obligations
      EAS Group has agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting and determination of severance benefits and vacation benefits under any EAS Group employee plan. EAS Group also has agreed to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Brooktrout and to recognize the deductible and out-of-pocket expenses paid in the calendar year in which the merger occurs.

THE VOTING AGREEMENTS
      This section of the proxy statement describes the material provisions of the voting agreements but does not purport to describe all the provisions of the voting agreements. The following summary is qualified in its entirety by reference to the complete text of the voting agreements, the form of which is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the form of voting agreement.
Voting Arrangement
      In connection with the execution of the merger agreement, all of our directors and Messrs. Giler, Leahy, Bleakney, Duehren, O’Brien and Ms. Magliozzi entered into voting agreements with EAS Group. These shareholders have agreed:

•	to appear at any shareholder meeting or otherwise cause their shares to be counted at any shareholder meeting for purposes of calculating a quorum;

•	to vote in favor of any proposal to adjourn such meeting if necessary to permit the further solicitation of proxies in the event that there are not sufficient votes to approve the merger agreement at the time of the shareholder meeting; and

•	to vote all of their shares of our common stock (a) in favor of approval of the merger agreement and (b) against any letter of intent, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal.
      The signing shareholders together represent approximately 7.7% of the outstanding shares of our common stock, excluding currently exercisable options, as of August 15, 2005.
      Each signing shareholder has appointed EAS Group, with full power of substitution, as that shareholder’s attorney and irrevocable proxy, to the full extent of that shareholder’s rights with respect to his or her shares, to vote, if that shareholder is unable to perform his or her obligations under the voting agreement, each of such shares in the manner described above. The proxy is intended to be irrevocable until the termination of the applicable voting agreement.
      In his or her respective voting agreement, each signing shareholder also has agreed that, until the conclusion of our shareholder meeting, that shareholder will not (except as contemplated in the voting agreement or merger agreement) directly or indirectly (1) sell, transfer, assign, pledge, encumber or otherwise dispose of his or her shares, (2) deposit any of his or her shares into a voting trust or enter into a voting agreement or arrangement, or grant any proxy or power of attorney with respect to his or her shares that is inconsistent with the merger agreement, (3) enter into any contract, option or other arrangement with respect to the direct or indirect sale, transfer, assignment or other disposition of any of his or her shares. However, the shareholder may make (1) transfers by will or by operation of law, in which case the voting agreement will bind the transferee, (2) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the shareholder under, the voting agreement, and (3) as EAS Group may otherwise agree in writing.
No-Solicitation
      The parties to the voting agreements have agreed in the voting agreements to comply with the no-solicitation provisions in the merger agreement as described above under “The Merger Agreement — No-Solicitation.”
      The voting agreements provide that each signing shareholder signed his or her voting agreement solely in his or her capacity as a shareholder of our company and not in the shareholder’s capacity as a director or officer of us. Nothing in the voting agreements shall in any way restrict a director and/or officer of our company in the exercise of his or her fiduciary duties consistent with the terms of the merger agreement as a director and/or officer of our company, nor shall anything in the voting agreements be construed to create any obligation on a director and/or officer of our company to refrain from taking any action in his or her capacity as such a director or officer.
Termination
      The voting agreements automatically terminate upon the earliest to occur of the effective time of the merger or the termination date of the merger agreement.

APPRAISAL RIGHTS
      The Massachusetts legislature adopted the MBCA in July 2004, which repealed and replaced the Massachusetts Business Corporation Law, including the provisions related to appraisal rights.
General
      Section 13.02(a) of the MBCA provides generally that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. Although an exemption set forth in Section 13.02(a)(1) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to the merger where cash is the sole consideration received by the shareholders, we believe that certain persons or entities may have a direct or indirect material financial interest in the merger, as described in the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” on page 34, which renders this exemption inapplicable with respect to the merger. Accordingly, we believe our shareholders may be entitled to appraisal rights under Massachusetts law.
      Any shareholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex E to this proxy statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of appraisal rights.
Notice of Intent and Demand for Payment
      Any holder of our common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	before the vote to approve the merger agreement is taken, a shareholder electing to exercise his or her appraisal rights must deliver to us written notice of such shareholder’s intent to demand payment for his or her shares if the merger is completed. The written notice should be delivered to David W. Duehren, Secretary, Brooktrout, Inc., 250 First Avenue, Needham, Massachusetts 02494. We recommend you send your notice by registered or certified mail, return receipt requested; and

•	a shareholder electing to exercise his or her appraisal rights must NOT vote in favor of the proposal to approve the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against the proposal to approve the merger agreement or a direction to abstain, the proxy will be voted FOR the merger agreement, which will have the effect of waiving that shareholder’s appraisal rights.
      Generally, a shareholder may assert appraisal rights only if the shareholder seeks them with respect to all of the holder’s shares of common stock Shareholders of record for more than one beneficial shareholder may assert appraisal rights with respect to fewer than all the shares registered in such shareholder’s name as holder of record, provided that such shareholder notifies us in writing of the name and address of each beneficial shareholder on whose behalf such shareholder is asserting appraisal rights. For a beneficial shareholder to assert appraisal rights, such beneficial shareholder must submit to us such record shareholder’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after we send out written notice to the shareholder of appraisal rights, as described below. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
Appraisal Notice and Form
      If the merger agreement is approved, within 10 days after the effective date of the merger, we will deliver a written appraisal notice and a form containing certain information to all shareholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Part 13 of the MBCA and a form that specifies the date of the first announcement to shareholders of the principal terms of the merger. The form will require the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed merger and (ii) that the shareholder did not vote in favor of the proposal to approve the merger agreement. The form provided with the appraisal notice will state:

•	where the form must be returned, where certificates for shares must be deposited, and the date by which such certificates must be deposited;

•	the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the shareholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	our estimate of the fair value of the shares;

•	that, if requested in writing, we will provide within 10 days after the date on which all forms are due, the number of shareholders who have returned the forms and the total number of shares owned by such shareholders; and

•	the date by which the shareholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.
Perfection of Rights
      A shareholder who wishes to exercise appraisal rights must execute and return the form provided, with all certifications completed, and deposit such shareholder’s share certificates in accordance with the terms of the notice. Once a shareholder deposits his or her share certificates, such shareholder loses all rights as a shareholder unless the shareholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a shareholder fails to make the certification on the form that such shareholder acquired the shares before the date of the first announcement of the proposed merger, we may elect to treat those shares as “after-acquired shares,” as described below.
Withdrawal of Appraisal Rights
      A shareholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal rights and withdraw from the appraisal process by notifying us in writing within 20 days after the date on which all forms were due. If the shareholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such shareholder may not thereafter withdraw without our written consent.
Payment
      Within 30 days after the date on which the form described above is due, we will pay in cash to each shareholder who has properly perfected his or her appraisal rights the amount we estimate to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each shareholder will be accompanied by:

•	our financial statements;

•	a statement of our estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and

•	a statement that shareholders may demand further payment if the shareholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA (as described below).
      Notwithstanding the foregoing, in the event that the shareholder is demanding payment for “after-acquired shares,” we may elect to withhold payment from such shareholder. If we elect to withhold payment, we must, within 30 days after the date on which the form described above is due, notify all shareholders who have “after-acquired shares”:

•	of the information in our financial statements;

•	of our estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;

•	that the shareholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA (described below);

•	that those shareholders who wish to accept our offer shall notify us of their acceptance within 30 days after receiving such offer; and

•	that those shareholders who do not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA shall be deemed to have accepted our offer.
      Within 10 days after receiving the shareholder’s acceptance of this offer, we will pay in cash the amount offered to each shareholder who agreed to accept our offer for his or her “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares,” we must pay in cash the amount offered to each shareholder who does not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA.
Procedure if Shareholder is Dissatisfied with Payment or Offer
      Pursuant to Section 13.26 of the MBCA, within 30 days after receipt of payment for a shareholder’s shares, a shareholder who is dissatisfied with the amount of the payment to be received shall notify us in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving our offer to pay for a shareholder’s “after-acquired shares”, a shareholder holding “after-acquired shares” who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest. A shareholder’s failure to notify us within such 30 day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.
Court Proceedings
      If a shareholder makes a proper and timely demand for payment that remains unsettled, we will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the 60-day period, we will pay in cash to each shareholder the amount the shareholder demanded, plus interest.
      Any shareholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of the MBCA may result in the loss of a shareholder’s statutory appraisal rights.

MARKET PRICE AND DIVIDEND DATA
      Our common stock is traded on The Nasdaq National Market under the symbol “BRKT.” The tables below show, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq National Market.

	High	Low

Year Ended December 31, 2003
First quarter	$5.90	$4.73
Second quarter	8.17	4.61
Third quarter	7.91	6.67
Fourth quarter	15.95	7.10

Year Ended December 31, 2004
First quarter	21.59	12.22
Second quarter	23.18	9.01
Third quarter	11.07	7.65
Fourth quarter	13.15	8.47

Year Ended December 31, 2005
First quarter	13.50	10.60
Second quarter	11.76	8.60
Third quarter through , 2005
      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and do no expect to pay any cash dividends for the foreseeable future.
      The following table sets forth the closing sales prices per share of our common stock as reported on The Nasdaq National Market on August 17, 2005, the last full trading day before the public announcement of the proposed merger, and on                     , 2005, the latest practicable date before the printing of this proxy statement:

	Closing Price

August 17, 2005		$9.45
, 2005	$
      If the merger is consummated, each share of our common stock will be converted into the right to receive $13.05 in cash, without interest and less any applicable withholding taxes, and our common stock will be removed from quotation on The Nasdaq National Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The table below sets forth information concerning beneficial ownership of our common stock by:

•	each shareholder we know to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers as of December 31, 2004; and

•	all of our directors and executive officers as a group.
      Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of August 15, 2005.
      The number of shares beneficially owned by each shareholder we identify below is determined under rules promulgated by the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after August 15, 2005 through the exercise or conversion of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge based upon information provided by the shareholders named in the table, each shareholder has sole investment and voting power, or shares voting and/or investment power with his or her spouse, with respect to all shares listed below as owned by that shareholder.

		Shares
	Outstanding	Acquirable	Total Beneficial	Percent of Common
Name and Address of Beneficial Owner	Shares	Within 60 Days	Ownership	Stock Outstanding

Kennedy Capital Management, Inc.	916,003	—	916,003	7.2%
10829 Olive Boulevard
St. Louis, Missouri 63141
Royce & Associates, LLC	1,234,450	—	1,234,450	9.7
1414 Avenue of the Americas
New York, New York 10019
Coghill Capital Management, L.L.C.	1,162,938	—	1,162,938	9.1
One North Wacker Drive, Suite 4350
Chicago, Illinois 60606
Eric R. Giler	443,114	441,925	885,039	6.7
David W. Duehren	279,246	106,038	385,284	3.0
Robert C. Leahy	147,274	225,638	372,912	2.9
R. Andrew O’Brien	92,362	187,343	279,705	2.2
Heather J. Magliozzi	3,552	188,216	191,768	1.5
W. Brooke Tunstall	7,125	58,125	65,250	*
Robert G. Barrett	9,750	54,375	64,125	*
David L. Chapman	—	63,750	63,750	*
Ronald J. Bleakney	—	59,375	59,375	*
Steven J. Bielagus	—	57,500	57,500	*
All directors and executive officers as a group (10 persons)	982,423	1,442,285	2,424,708	18.6

*	Represents less than 1% of outstanding shares of common stock.
      The address of our officers and directors is in care of Brooktrout, Inc., 250 First Avenue, Needham, Massachusetts 02494.

      Information regarding the shares beneficially owned by Kennedy Capital Management, Inc. is based solely on a Schedule 13G/A filed with the SEC on February 15, 2005.
      Information regarding the shares beneficially owned by Royce & Associates, LLC is based solely on a Schedule 13G/A filed with the SEC on January 21, 2005, which reported ownership as of December 31, 2004.
      Information regarding the shares beneficially owned by Coghill Capital Management, L.L.C. is based solely on a Schedule 13G/A filed with the SEC on February 9, 2005, which reported ownership as of December 31, 2004. Coghill Capital Management, L.L.C. serves as the investment manager of CCM Master Qualified Fund, Ltd. Clint D. Coghill is the managing member of Coghill Capital Management, L.L.C. Clint D. Coghill, Coghill Capital Management, L.L.C. and CCM Master Qualified Fund, Ltd. all have shared voting and investment power over these shares. Clint D. Coghill, Coghill Capital Management, L.L.C. and CCM Master Qualified Fund, Ltd. disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
      Outstanding shares beneficially owned by Mr. Giler include 212,092 shares held jointly with his wife and 675 shares held by his wife, as custodian, on behalf of their children. Mr. Giler disclaims beneficial ownership of the 675 shares held on behalf of his children. Outstanding shares beneficially owned by Mr. Giler include 103,612 shares to be surrendered immediately prior to the effective time of the merger in repayment of certain outstanding loans. See “The Merger — Interests of Our Directors and Executive Officers in the Merger — Loans to Executive Officers.”
      Outstanding shares beneficially owned by Mr. Duehren include 225 shares held by Mr. Duehren’s wife, as to which he disclaims beneficial ownership. Outstanding shares beneficially owned by Mr. Duehren include 66,112 shares to be surrendered immediately prior to the effective time of the merger in repayment of certain outstanding loans. See “The Merger — Interests of Our Directors and Executive Officers in the Merger — Loans to Executive Officers.”
      Outstanding shares beneficially owned by Mr. Leahy include 66,112 shares to be surrendered immediately prior to the effective time of the merger in repayment of certain outstanding loans. See “The Merger — Interests of Our Directors and Executive Officers in the Merger — Loans to Executive Officers.”
      Outstanding shares beneficially owned by Mr. O’Brien include 705 shares held jointly with his wife. Outstanding shares beneficially owned by Mr. O’Brien include 66,112 shares to be surrendered immediately prior to the effective time of the merger in repayment of certain outstanding loans. See “The Merger — Interests of Our Directors and Executive Officers in the Merger — Loans to Executive Officers.”
      Outstanding shares beneficially owned by Ms. Magliozzi include 2,218 shares held jointly with her husband.
      Outstanding shares beneficially owned by Mr. Tunstall include 1,125 shares held by his wife, as to which he disclaims beneficial ownership.

FUTURE SHAREHOLDER PROPOSALS
      If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we plan to hold our 2006 annual meeting. Any shareholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2006 annual meeting of shareholders must ensure that it is received by our corporate Secretary at our corporate headquarters, located at 250 First Avenue, Needham, Massachusetts 02494, no later than November 30, 2005.
      Shareholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board of directors. Under our by-laws, a shareholder must timely submit a notice of such a proposal in writing to our corporate Secretary and must be present in person at the annual meeting at which the proposal is considered. To be timely with respect to the 2006 annual meeting of shareholders, a shareholder’s notice must be delivered to the corporate Secretary between January 5, 2006 and March 6, 2006. The notice must include, among other things:

•	information regarding each person whom the shareholder proposes to nominate as a director;

•	the name and address of the proposing shareholder, any beneficial owners of the stock registered in the proposing shareholder’s name, and the name and address of any other shareholders known to be supporting the nominees;

•	the number of shares of common stock held of record, beneficially owned or represented by proxy by the proposing shareholder and any other shareholders known to be supporting the nominees, in each case as of the notice date and the record date for the 2006 meeting; and

•	a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nominations are to be made by the proposing shareholder.
      Candidates nominated by shareholders in accordance with the procedures set forth in the by-laws will not be included in our proxy card for the next annual meeting.
      Any shareholders wishing to submit proposals intended to be presented at our 2006 annual meeting of shareholders that are not submitted pursuant to Exchange Act Rule 14a-8 or are not shareholder nominations of candidates for election as directors must ensure that they are received by us not later than February 13, 2006. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not timely submitted to us.
HOUSEHOLDING OF PROXY STATEMENTS
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. Householding is designed to reduce duplicative mailings and save printing and postage costs. We will promptly deliver a separate copy of this proxy statement to you if you call, write or e-mail us at:

Brooktrout, Inc.
250 First Avenue
Needham, Massachusetts 02494
Attn: David W. Duehren, Secretary
(781) 449-4100
dduehren@brooktrout.com

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
      Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”
      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group at                     .

By Order of the Board of Directors,
David W. Duehren, Secretary
                    , 2005
      WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ADDITIONALLY, YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET AS INSTRUCTED ON YOUR PROXY CARD. THESE ACTIONS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
EAS GROUP, INC.
XL ACQUISITION CORP.
and
BROOKTROUT, INC.
Dated as of
August 18, 2005

A-i

Schedules and Exhibits

Schedule A	Parties to Company Stockholder Agreements	A-40
Exhibit A	Form of Company Stockholder Agreement	A-41

A-ii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement

Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.4(a)
Broadview	Section 3.21
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.12
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.6
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company ESPP	Section 2.3(d)
Company Intellectual Property	Section 3.10(b)
Company’s Knowledge	Section 3.8(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Rights	Section 3.23
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2
Contamination or Contaminated	Section 3.13(d)
Continuing Employees	Section 6.12
Contract	Section 3.4(b)
Costs	Section 6.8(a)

A-iii

Terms	Reference in Agreement

Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Government Contracts	Section 3.20
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 4.3(b)
Indemnified Parties	Section 6.8(a)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Liens	Section 3.4(b)
MBCA	Preamble
Merger	Preamble
Merger Consideration	Section 2.1(c)
New Offer	Section 6.1(b)(iii)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Required Cash Amount	Section 4.6
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.5(b)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
Vested Options	Section 2.3(a)
WARN Act	Section 3.17(e)

A-iv

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 18, 2005, by and among EAS Group, Inc., a Delaware corporation (the “Buyer”), XL Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Brooktrout, Inc., a Massachusetts corporation (the “Company”).
      WHEREAS, the Board of Directors of the Company has adopted the Agreement and voted to recommend that the stockholders of the Company approve the Agreement, the Merger (as defined below) and the other transactions contemplated hereby;
      WHEREAS, the Board of Directors of the Buyer has approved the Agreement, the Merger and the other transactions contemplated hereby, and the Board of Directors of the Transitory Subsidiary has adopted the Agreement and voted to recommend that the Buyer approve the Agreement, the Merger and the other transactions contemplated hereby;
      WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Massachusetts Business Corporation Act (the “MBCA”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to vote, or give the Buyer a proxy to vote, all of the shares of capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined below);
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I.
THE MERGER
      1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).
      1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.
      1.3     Effects of the Merger. At the Effective Time the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Effective Time is sometimes referred to herein as the “Surviving Corporation”). The Articles of Organization and By-laws of the Company, each as amended and in effect on the date of this Agreement, shall be the Articles of Organization and By-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 11.07 of the MBCA.
ARTICLE II.
CONVERSION OF SECURITIES
      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $13.05 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
      2.2     Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with EquiServe Trust Company, N.A. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(d) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable (and in any event within eight Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for two hundred seventy (270) days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity (as defined below), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      2.3     Company Stock Plans.
      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any option to purchase Company Common Stock (“Company Stock Options”) under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), each Company Stock Option outstanding immediately prior to the Effective Time (i) shall be canceled and terminated and (ii) (A) in the case of Company Stock Options that would have been vested or exercisable as of the Effective Time but for such cancellation and termination (giving effect to the terms of any applicable Company Stock Plan or agreement with the Company relating to such Company Stock Option providing for the acceleration of the vesting or exercisability of such Company Stock Option at or prior to the Effective Time) (“Vested Options”), shall represent the right to receive an amount in cash equal to the Option Consideration (as defined below) for each share of Company Common Stock that would have been issuable upon exercise of such Company Stock Option as of the Effective Time and (B) in the case of Company Stock Options that would not have been vested or exercisable as of the Effective Time even without giving effect to such cancellation and termination, shall be replaced with an incentive plan to be determined by the Board of Directors of the Buyer or the Surviving Corporation following the Closing.
      (b) Each holder of a Vested Option shall receive from the Buyer, in respect and in consideration of each Vested Option canceled and terminated pursuant to clause (a) above, as soon as reasonably practicable following the Effective Time (and in any event within eight Business Days), an amount (net of applicable taxes) equal to the product of (i) the amount, if any, by which (A) the Merger Consideration per share of Company Common Stock exceeds (B) the exercise price per share of Company Common Stock subject to such Vested Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Vested Option, without any interest thereon (the “Option Consideration”). For the avoidance of doubt, in the event that the exercise price of any Vested Option is equal to or greater than the Merger Consideration, such Vested Option shall be canceled and have no further effect, and the holders thereof shall be entitled to participate in an incentive plan to be determined by the Board of Directors of the Buyer or the Surviving Corporation following the Closing.
      (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3. If requested by the Buyer not less than five (5) Business Days prior to the Effective Time, the Company shall coordinate with the Buyer and the Exchange Agent to have the Option Consideration paid through the Company’s payroll system.
      (d) The Company shall terminate its Second Amended and Restated 1992 Stock Purchase Plan, as amended (the “Company ESPP”), in accordance with its terms as of or prior to the Effective Time.
      2.4     Dissenting Shares.
      (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the MBCA (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.
      (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

      (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).
      3.1     Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic or political factors affecting the national, regional or world economy or acts of war or terrorism;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates;

(c) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees;

(d) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action taken pursuant to or in accordance with this Agreement (including Section 6.6) or at the request of the Buyer;

(f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(g) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing;

(h) any loss of employees or customers resulting directly or indirectly from the announcement of the Merger;

(i) any stockholder litigation arising from or relating to the Merger; and

(j) any decline in the price of the Company Common Stock on The NASDAQ National Market.
      3.2     Capitalization.
      (a) The authorized capital stock of the Company as of the date of this Agreement consists of 80,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, $1.00 par value per share of which, 20,000 shares have been designated as “Series A Junior Participating Cumulative Preferred Stock” (“Company Preferred Stock”). As of August 17, 2005, (i) 12,760,294 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Company Preferred Stock were issued or outstanding.
      (b) Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to the Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.
      (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.
      (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization or By-laws or any agreement to which the Company is a party or is otherwise bound.
      (e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.
      3.3     Subsidiaries.
      (a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and types of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
      (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings by which the Company or its Subsidiary is a party or by which either of them is bound with respect to the voting of any capital stock of any Subsidiary of the Company.
      (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws and other similar organizational documents of each Subsidiary of the Company.
      (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than securities in a publicly traded company or mutual fund held for investment by the Company or any of its Subsidiaries and consisting of less than five percent of the outstanding capital stock of such company.
      3.4     Authority; No Conflict; Required Filings and Consents.
      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the MBCA (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the MBCA, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and voted to recommend that the stockholders of the Company vote in favor of the approval of this Agreement, and (iv) to the extent necessary, adopted a vote having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
      (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Company or of the charter, by-laws, or other similar organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a “Contract”), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement (as defined below) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.
      (d) The affirmative vote for approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
      3.5     SEC Filings; Financial Statements; Information Provided.
      (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
      (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments in immaterial amounts. The consolidated, unaudited balance sheet of the Company as of June 30, 2005 is referred to herein as the “Company Balance Sheet.” The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder, with respect to the Company SEC Reports filed since such certifications have been required. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since December 31, 2004, to the Company’s Knowledge, no former or current employee of the Company or any of its Subsidiaries, or any member of the Company’s public auditing firm, has alleged in writing to any of the executive officers of the Company that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
      (c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.
      (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance with the applicable listing and other rules and regulations of The NASDAQ National Market.
      3.6     No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company’s SEC Reports or set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to guaranty or assume any dividend or any material debt or other material obligation of any person, corporation, association, partnership or other entity.
      3.7     Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 (other than paragraphs (b), (f) and (g) of Section 5.1) had such action or event occurred after the date of this Agreement.
      3.8     Taxes.
      (a) The Company and each of its Subsidiaries have filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the Ordinary Course of Business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
      (b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2001. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8 of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2001. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the actual knowledge as of the date hereof of the individuals identified in the Preamble to the Company Disclosure Schedule (the “Company’s Knowledge”), threatened or contemplated and which is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
      (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.
      (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
      (e) Neither the Company nor any of its Subsidiaries have effected reduction in force of its employees or taken any other action that is likely to increase materially unemployment Taxes, charges or assessments to the Company or its Subsidiaries from current rates.
      (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
      (g) Neither the Company nor any of its Subsidiaries has, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state, local or foreign law.
      3.9     Owned and Leased Properties.
      (a) The Company owns no real property.
      (b) Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default, under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the

Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.
      (c) The Company and each of its Subsidiaries have good title to, or a valid leasehold interest in, all of its material tangible assets and properties set forth on the Balance Sheet, except for assets and properties disposed of in the Ordinary Course of Business since the Balance Sheet Date and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the business of the Company and do not materially affect the use or value of such assets and properties.
      3.10     Intellectual Property.
      (a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.
      (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by the Company or any of its Subsidiaries, but excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the licenses and sublicenses of Third Party Intellectual Property, and neither the Company nor any of its Subsidiaries have been informed in writing since January 1, 2003 that any such license or sublicense of Third Party Intellectual Property will be terminated. Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all applications and registrations for Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and a complete and accurate list of all Third Party Intellectual Property. To the Company’s Knowledge, the Company and its Subsidiaries are the exclusive owners of all rights, title and interest in the Company Intellectual Property identified in Section 3.10 of the Company Disclosure Schedule and, except as licensed in the licenses identified in Section 3.10 of the Company Disclosure Schedule or in licenses to customers, have the exclusive right to use the Company Intellectual Property. Except as set

forth in Section 3.10 of the Company Disclosure Schedule, no claim to ownership or partial ownership of the Company Intellectual Property or right to use the Company Intellectual Property has been asserted in any action, suit or proceeding, involving the Company or any of its Subsidiaries that remains unresolved. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company Intellectual Property is not subject to any outstanding order, decree or judgment.
      (c) To the Company’s Knowledge, all patents and registrations for trademarks, service marks and copyrights that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting and have not expired or been cancelled or abandoned. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property. To the Company’s Knowledge, no action, suit, proceeding or investigation involving the Company is pending or threatened to invalidate, cancel or render unenforceable any patents or registrations for trademarks, service marks or copyrights material to the business of the Company and its Subsidiaries, taken as a whole. All patents and registrations for trademarks, service marks or copyrights owned by the Company are properly granted or registered, as the case may be, under applicable law, except where the failure to be so registered, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
      (d) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.
      (e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not received since January 1, 2003 any written notice of, and is not otherwise aware of, any infringement by or misappropriation by others of Company Intellectual Property that is material to the business of the Company, or any violation of the confidentiality of any of its confidential business information. To the Company’s Knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employee or consultant of the Company. To the Company’s Knowledge, the activities of the Company’s employees on behalf of the Company do not violate any agreements or arrangements known to the Company that any such employees have with any other entity, including former employers or any other entity to whom such employees may have rendered consulting services. All employees and independent contractors of the Company with access to material Company Intellectual Property have executed a nondisclosure and assignment of inventions agreements regarding the confidentiality and exclusive ownership of the Company Intellectual Property, except where the failure to have executed such agreements, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
      3.11     Contracts.
      (a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors earning a combined annual salary and guaranteed bonus in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to make, sell or distribute any products or services;

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(v) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

(vi) any Contract to license any third party to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the Ordinary Course of Business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the Ordinary Course of Business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

(viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $200,000 as to such settlement;

(ix) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party, other than to customers, distributors and other resellers in the Ordinary Course of Business;

(x) any Contract under which the Company or any Subsidiaries has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(xi) any Contract or instrument under which the Company is owed money from any executive officer or director of the Company, other than advances for expenses in the Ordinary Course of Business.

      (b) Section 3.11 of the Company Disclosure Schedule sets forth a list of all written Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof.
      (c) All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      3.12     Litigation. Except as set forth in Section 3.12 in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent the consummation of the Merger. There are no material judgments, orders or decrees outstanding against the Company or any of its

Subsidiaries. There is no action, suit, investigation or proceeding pending as of the date of this Agreement against the Company or, to the Company’s Knowledge, any of its directors or executive officers, alleging a violation of federal or state securities laws, or the rules and regulations of the NASDAQ Stock Market, that relates to the Company.
      3.13     Environmental Matters.
      (a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices alleging any of them has not complied with or has any liability under applicable Environmental Laws not previously cured;

(ii) the Company and its Subsidiaries have not received any written notice and, to the Company’s Knowledge, are not aware of any pending or threatened notices, that they are or may be subject to material liability related to Hazardous Substances, Contamination or violation of Environmental Law with respect to any property currently owned, leased or occupied by the Company or any Subsidiary, any property previously owned, leased or occupied by the Company or any Subsidiary or any third party;

(iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law;

(iv) each of the Company and the Subsidiaries of Company is in compliance with all applicable Environmental Laws, including the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; and since January 1, 2003, the Company and its Subsidiaries have made all reports and given all notices required by Environmental Laws except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect;

(v) no civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company’s Knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased by the Company or any of its Subsidiaries, or with respect to the operations, properties or facilities of the Company or any of its Subsidiaries previously owned, operated or leased by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, to any location at or to which the Company or any of its Subsidiaries has disposed of, transported or arranged for the disposal of Hazardous Substances;

(vi) neither the Company nor any of its Subsidiaries has expressly assumed the liability of any other person for, and has not agreed to indemnify any other person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or any of its Subsidiaries; and

(vii) to the Company’s Knowledge, neither the Company nor any Subsidiary has released any material insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment.
      (b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

      (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or that falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
      (d) For purposes of this Agreement, the term “Contamination” or “Contaminated” means: the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media requiring investigation, remediation, removal, reporting or other response action by a Governmental Entity under any Environmental Law.
      (e) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.
      3.14     Employee Benefit Plans.
      (a) Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or for which such parties have material liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person, including insurance coverage, severance benefits, disability benefits, retiree medical benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary of the Company.
      (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (as applicable) (i) the plan document or other governing contract for such Company Employee Plan, including all amendments and supplements thereto, and a summary of any unwritten Company Employee Plan, (ii) the annual report (Form 5500, including schedule and attachments) filed with the Internal Revenue Service for the last three (3) plan years; (iii) each trust agreement, group annuity contract, or other funding agreement or contract for the Company Employee Plan; (iv) the most recently distributed summary plan description, any summaries of material modification, and any similar descriptions prepared or required for any Company Employee Plan relating to such Company Employee Plan; (v) the most recently received determination letter and/or opinion letter issued by the Internal Revenue Service for any Company Employee Plan; and (vi) the actuarial report and financial statements for the last three (3) years for any Company Employee Plan.
      (c) Each Company Employee Plan is being operated and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. None of the Company, the Company’s Subsidiaries, or their ERISA Affiliates, any officer or employee of such Company, Subsidiary, or ERISA Affiliate, or any of the Company Employee Plans which are subject to ERISA, including any trusts created thereunder, or any trustee, administrator, or fiduciary thereof, has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that has resulted in material liability to the Company. All contributions and all payments and premiums required to have been made to or under any Company Employee Plan have been made (or otherwise accrued to the extent required by GAAP if not yet due) and nothing has occurred with respect to the operation of the Company Employee Plans that would reasonably be expected to cause the imposition of a material liability, penalty or tax on the Company under ERISA, the Code or other applicable law). None of the Company Employee Plans have been terminated, nor has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Company Employee Plan within the last five (5) years.
      (d) The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.
      (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Any voluntary employee benefit association that provides benefits to current or former employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.
      (f) Neither the Company, any of the Company’s Subsidiaries nor any of the ERISA Affiliates of the Company and its Subsidiaries has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
      (g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
      (h) Except as set forth in Section 3.14 in the Company Disclosure Schedule, there are no pending or, to Company’s Knowledge, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Employee Plans that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.
      (i) Neither the Company, its Subsidiaries, or any of their ERISA Affiliates maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company, the Company’s Subsidiaries, or any of their ERISA Affiliates, except (i) as may be required under part 6 of Subtitle B of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.
      (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of the Company or its Subsidiaries, (ii) increase any benefits under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.
      (k) To the Company’s Knowledge, no Company Employee Plan is currently under audit or investigation by any governmental agency.
      3.15     Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2003, has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
      3.16     Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
      3.17     Labor Matters.
      (a) Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $150,000 per year, along with the position and the annual rate of base compensation of each such person.
      (b) No employee or former employee of the Company is subject to any collective bargaining or works council agreement relating to their employment with the Company, and there is no union, works council, or other labor organization which, pursuant to applicable law, must be notified or consulted or with which negotiations need to be conducted by operation of law in connection with the Merger.
      (c) Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, works council, or other labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and there is not pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.
      (d) Neither the Company nor any of its Subsidiaries is the subject of any proceeding pending or, to the Company’s Knowledge, threatened, before the Equal Employment Opportunity commission or any other similar state or local agency responsible for the prevention of unlawful employment practices.
      (e) Since January 1, 2003, neither the Company nor any of its Subsidiaries has effectuated (i) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or a Company Subsidiary, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of the Company or a Company Subsidiary; nor since January 1, 2003 has the Company nor any of its Subsidiaries been affected by any transaction or engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.
      3.18     Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. The Company has made available to the Buyer all current insurance policies and binders that are material to the Company and its

Subsidiaries taken as a whole (“Insurance Policies”) (i) insuring the business or properties of the Company or its the Subsidiaries or (ii) which provide insurance for any director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries that is held by or on behalf of the Company or any Subsidiary of the Company. All Insurance Policies are in full force and effect, except where to failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. There are no outstanding material claims under any Insurance Policy which have been denied or disputed by the insurer and would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of cancellation or termination with respect to any Insurance Policy that has not been replaced on substantially similar terms prior to the date of such cancellation.
      3.19     Commercial Relationships. The Company has made available to the Buyer a list of: (i) each customer of the Company that accounted for two percent (2%) or more of the consolidated revenue of the Company and its Subsidiaries for the year ended December 31, 2004, and (ii) each supplier that accounted for five percent (5%) or more of the total cost of product sold of the Company and its Subsidiaries for the year ended December 31, 2004.
      3.20     Government Contracts. As of the date of this Agreement, with respect to any Government Contract, (a) to the Company’s Knowledge, there is no civil fraud or criminal investigation of any Governmental Entity against the Company or any of its Subsidiaries, (b) to the Company’s Knowledge there is no suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (c) there is no request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $100,000, (d) there is no dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since January 1, 2003, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $100,000 or (e) there is no claim for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity in excess of $100,000. As used herein, “Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between Company or any of its Subsidiaries and (i) a Governmental Entity, (ii) any prime contractor to a Governmental Entity or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).
      3.21     Opinion of Financial Advisor. The financial advisor of the Company, Broadview International, a division of Jefferies & Company, Inc. (“Broadview”), has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
      3.22     Chapter 110F Not Applicable. The Company Board of Directors has taken all actions necessary so that the restrictions contained in Section 1 of Chapter 110F of the Massachusetts General Laws applicable to a “business combination” (as defined in Section 3 of Chapter 110F of the Massachusetts General Laws) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.
      3.23     Rights Agreement. The Company has taken all action necessary or appropriate so that the entering into of this Agreement or the Company Stockholder Agreements do not and will not result in the ability of any person to exercise any of the rights (the “Company Rights”) under the Shareholder Rights Agreement, dated as of September 9, 1998, by and between the Company and EquiServe Trust Company, N.A., as amended, or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.
      3.24     Brokers. The Company has made available to the Buyer each agreement or commitment of the Company or any of its Affiliates with any broker, investment banker, financial advisor or other firm, to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
      3.25     Relations with Governments. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries (acting in their capacity as such for the Company), has (a) used any funds for contributions, gifts, entertainment or other expenses related to political activity in violation of applicable United States Federal law, (b) made any payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of applicable United States Federal law, or (c) violated any applicable United States Federal export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE TRANSITORY SUBSIDIARY
      The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).
      4.1     Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.
      4.2     Authority; No Conflict; Required Filings and Consents.
      (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
      (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Articles of Organization or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.
      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of the Buyer’s common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Massachusetts Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.
      (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.
      4.3     Information Provided; Financial Information.
      (a) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.
      (b) The total assets of the ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)) of the Buyer reflected on the last regularly prepared balance sheet of such entity were less than $100 million. In addition, the total revenues of such entity during its last completed fiscal year were less than $100 million.
      4.4     Absence of Certain Changes or Events. Since January 1, 2005, there has not been a Buyer Material Adverse Effect.
      4.5     Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      4.6     Financing. The Buyer has (i) an executed commitment letter in place from Comerica Bank for a senior debt financing of $25,000,000 and (ii) financing commitment letters in place from TowerBrook Investors, L.P., Oak Investment Partners X, Limited Partnership, and Anschutz Investment Company,

pursuant to which such entities have committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $110,000,000 in connection with the transactions contemplated by this Agreement (each of (i) and (ii) collectively, the “Commitment Letters”). The Commitment Letters are in full force and effect; all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full if and when due; and the Commitment Letters have not been amended or terminated. The Buyer and the Transitory Subsidiary have no reason to believe that any condition to the Commitment Letters that is within their control will not be satisfied or waived prior to the Effective Time. As of the Closing, the Buyer will have received cash in an aggregate amount sufficient to pay all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the Merger, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the Merger (the “Required Cash Amount”). The Buyer has provided to the Company complete and accurate copies of the Commitment Letters.
      4.7     Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.
ARTICLE V.
CONDUCT OF BUSINESS
      5.1     Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from (A) holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the Company ESPP (provided that the Company agrees not to renew the Company ESPP to a commence a new offering period on January 1, 2006 after the current offering period expires on December 31, 2005));

(c) amend its articles of organization, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities in accordance with the Company’s cash investment policy as described on Section 5.1 of the Company Disclosure Schedule, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer or the specific capital expenditures disclosed in Section 5.1 of the Company Disclosure Schedule;

(h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases (not to exceed 5% for any person) of salaries in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for payment of a proportionate part of any bonus payments targeted for fiscal 2005, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(k) make or rescind any material Tax election (including an election on Form 3115 (Application for Change in Accounting Method), settle or compromise any material Tax liability or amend any material Tax return;

(l) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(m) open any new, or permanently close any existing, facility or office;

(n) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;

(o) knowingly abandon, cancel, or allow to lapse or expire, any Company Intellectual Property that is the subject of an application or registration;

(p) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement; or

(q) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations when due in the Ordinary Course of Business.
      Notwithstanding the foregoing, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its or its Subsidiaries’ operations.
      5.2     Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of October 12, 2004 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, and the Commitment Letters and all material delivered pursuant to Section 5.3 are agreed to be “Information” of the Buyer as defined in the Confidentiality Agreement, and will be kept confidential pursuant thereto, unless otherwise required to be disclosed by applicable law, including in any proxy statement of the Company filed with the SEC in connection with this Agreement.
      5.3     Financing Commitments.
      (a) The Buyer will use its reasonable best efforts to arrange and close the financing set forth in the Commitment Letters and to satisfy the conditions set forth in the Commitment Letters. The Buyer shall keep the Company informed with respect to developments concerning the status of the financings contemplated by the Commitment Letters. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the terms set forth therein, or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain the Required Cash Amount from cash on hand and the Commitment Letters. The Buyer shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company. The Buyer shall use its reasonable best efforts to enforce the obligations of the lenders or the investors, as the case may be, under the Commitment Letters.
      (b) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain alternative financing as promptly as practical in an amount that, together with existing cash resources, will equal the Required Cash Amount. If obtained, the Buyer will provide the Company with a copy of the new financing commitment letters.
ARTICLE VI.
ADDITIONAL AGREEMENTS
      6.1     No Solicitation.
      (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period the Company shall not, nor shall the Company authorize or permit any of its Subsidiaries to, nor shall the Company authorize its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, prior to the approval of this Agreement at the Company Meeting (the “Specified Time”), the Company may, to the extent failure to do so could reasonably constitute a breach of fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, (A) in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not, in the aggregate, less restrictive of the other party than the Confidentiality Agreement and (y) engage in discussions or negotiations (including solicitation of a revised Superior Proposal or Acquisition Proposal) with such person and its Representatives regarding any Superior Proposal or Acquisition Proposal, and (B) in response to a Superior Proposal or an inquiry that is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

      (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, approve or recommend any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (x) withdraw or modify the recommendation by the Company Board with respect to the Company Voting Proposal, and (y) in the event the withdrawal or modification is in response to a Superior Proposal, approve or recommend such Superior Proposal and terminate this Agreement, if, in the case of clauses (x) and (y), the Company Board determines in good faith, after consultation with outside counsel, that failure to do so could reasonably constitute a breach of its fiduciary obligations under applicable law; but in the event the withdrawal or modification is in response to a Superior Proposal, such withdrawal or modification shall occur only (A) at a time that is after the third Business Day following Buyer’s receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal or an Acquisition Proposal reasonably likely to lead to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if the Buyer does not make within three Business Days of receipt of such written notice a binding, written and complete (including schedules and exhibits) offer (a “New Offer”) to amend the terms of this Agreement to include terms that are, as determined in good faith by the Company Board, at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood that the Company shall not enter into a binding agreement in respect of such Superior Proposal during such three Business Day period). The Company agrees that, during the period of three Business Days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal, the Company Board shall consider in good faith the revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of the Company Voting Proposal; provided, in each of (A) — (C), prior to the termination of this Agreement.
      (c) Notices to the Buyer. The Company shall promptly (within 24 hours) advise the Buyer orally, with written confirmation to follow promptly (and in any event within one Business Day), of receipt by the Company attaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any non-public information to or participate in discussions with the person or entity making any Superior Proposal until after the Company has notified the Buyer of such Acquisition Proposal as required by Section 6.1(b) above. The Company shall keep the Buyer reasonably informed of the status, and any material change in the terms, of any such Acquisition Proposal or inquiry.
      (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
      (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.
      (f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 50% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, which, for the avoidance of doubt, shall include any Superior Proposal, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets that the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
      6.2     Proxy Statement. As promptly as practicable after the execution of this Agreement (but in no event more than 20 Business Days after the date of this Agreement), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
      6.3     NASDAQ Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The NASDAQ Stock Market during the term of this Agreement.
      6.4     Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the

Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. In addition, during the Pre-Closing Period, the Company shall also provide the Buyer’s officers and employees reasonable access to the Company’s customers and suppliers, provided that such access shall at all times be granted only if such access is scheduled in advance with the Company and only with the direct supervision or participation of one of the Company’s officers, employees or representatives. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.
      6.5     Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Organization and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market or the MBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.
      6.6     Legal Conditions to the Merger.
      (a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

      (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.
      (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.
      6.7     Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
      6.8     Indemnification.
      (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided under the MBCA or the Company’s current Articles of Organization, By-laws or agreements with those persons. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor.
      (b) The Articles of Organization and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Articles of Organization and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Organization and By-laws of the Company.

      (c) The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement). The Company or the Buyer may, prior to the Effective Time, satisfy the obligations of the Buyer under this Section 6.8(c) by purchasing a “tail” policy under the Company’s current policies of the directors’ and officers’ liability insurance that has an effective term of six (6) years from the Effective Time and that contains terms and conditions (including coverage amounts) that are no less advantageous than those applicable to the Indemnified Parties.
      (d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.
      (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
      6.9     Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
      6.10     Stockholder Litigation. Each of the Company and the Buyer shall keep the other reasonably informed of any stockholder litigation or claim pending against the Company or the Buyer, as applicable, and its directors or officers, relating to the Merger or the other transactions contemplated by this Agreement; provided, further, that all obligations of the Company and the Buyer in this Section 6.10 shall be subject to the ability of such party under applicable laws to preserve attorney-client communication and privilege.
      6.11     Employee Compensation. For a twelve-month period following the Effective Time, the Buyer will use all commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits) that, in the aggregate, is no less favorable to the total compensation package (including benefits) provided to those employees immediately prior to the execution of this Agreement.
      6.12     Service Credit. Following the Effective Time, the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefits levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.
      6.13     Notification to Company Option Holders. Within ten (10) Business Days of the execution of this Agreement, the Company shall send a written notice to each holder of a Company Stock Option under a Company Stock Plan which informs such holder that the Company, through its Board of Directors, has determined that the Merger shall constitute a “Sale Event” under the terms of such Company Stock Plan, and informing such holder of the results of such determination.
ARTICLE VII.
CONDITIONS TO MERGER
      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
      7.2     Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(e) Dissenting Shares. The number of Dissenting Shares that shall have been properly demanded and perfected (and not withdrawn or shall have otherwise lost the right to seek appraisal), shall not exceed ten percent (10%) of the number of outstanding shares of Company Common Stock as of the Effective Time.
      7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII.
TERMINATION AND AMENDMENT
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if prior to the approval of the Company Voting Proposal by the Stockholders of the Company at the Company Meeting: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or knowingly modified in a manner adverse to the Buyer its recommendation of the Company Voting Proposal; (ii) the Company Board shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten (10) Business Days after the Buyer requests in writing that the Company Board do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or material amendment to an Acquisition Proposal; (iii) the Company Board shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or

(f) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company any Acquisition Proposal, but only if the Company shall have paid to the Buyer the termination fee then due and payable under Section 8.3(c); or

(g) by the Buyer, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Company Material Adverse Effect qualification contained therein) in the aggregate would have a Company Material Adverse Effect (a “company aggregate breach”), or any failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach (or company aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach (or company aggregate breach) or failure to perform from the Buyer; or

(h) by the Company, if there has been a breach of any representation or warranty, or any series of breaches of representations and warranties which (without regard to any materiality or Buyer Material Adverse Effect qualification contained therein) in the aggregate would have a Buyer Material Adverse Effect (a “buyer aggregate breach”), or failure to perform any covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach (or buyer aggregate breach) or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Buyer of written notice of such breach (or buyer aggregate breach) or failure to perform from the Company.
      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
      8.3     Fees and Expenses.
      (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.
      (b) The Company shall pay the Buyer up to $400,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a), (b) or (d) by the Outside Date shall have resulted in the Closing not occurring; or

(ii) by the Buyer pursuant to Section 8.1(g).
      The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within ten (10) Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b). Any expense reimbursement paid under this Section 8.3(b) shall reduce any fees payable by the Company under Section 8.3(c).
      (c) The Company shall pay the Buyer a termination fee of $7.0 million in the event of the termination of this Agreement pursuant to:

(i) (A) Section 8.1(b) (without the Company Meeting having occurred) or (B) Section 8.1(d), if in the case of clauses (A) and (B)(x) at any time after the date hereof and prior to such termination, there shall have been publicly announced an Acquisition Proposal relating to the Company that shall not have been withdrawn or abandoned without qualification prior to the Company Meeting, and (y) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal; or

(ii) Section 8.1(e)(i) — (iv)

(iii) Section 8.1(e)(v), but only if, within twelve (12) months after such termination, the Company shall have entered into a definitive agreement to consummate, or shall have consummated, an Acquisition Proposal.

(iv) Section 8.1(f).
      Any fee due under Section 8.3(c)(i) or Section 8.3(c)(iii) shall be paid to the Buyer by wire transfer of same-day funds upon the earlier of the date of the execution of such definitive agreement and such consummation of an Acquisition Proposal. Any fee due under Section 8.3(c)(ii) shall be paid to the Buyer by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(c)(iv) shall be paid contemporaneously with and as a condition to the Company’s right to terminate this Agreement.
      (d) The Buyer shall pay the Company up to $400,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b); or

(ii) by the Company pursuant to Section 8.1(h).
      The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within ten Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).
      (e) In the event any amounts due under this Section 8.3 are not paid when due, such payments shall bear interest at a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 2% per annum, and in addition to being obligated to pay such applicable amounts and interest thereon, the party owing the amount shall pay or reimburse the other party’s costs and expenses (including, but not limited to, reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including, but not limited to, the filing of any lawsuit or other legal action to collect payment of such amounts and any interest thereon.
      (f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but shall otherwise constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.
      8.4     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX.
MISCELLANEOUS
      9.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.12 and 6.13 and this Article IX.
      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:
      (a) if to the Buyer or the Transitory Subsidiary, to

EAS Group, Inc.
75 Perseverance Way
Hyannis, Massachusetts 02601
Attn: Marc Zionts
Telecopy: 508-862-3020
           with a copy to:

McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, Illinois 60606

Attn:	Neal J. White, Esq.

Thomas P. Conaghan, Esq.
Telecopy: (312) 984-3669 or (312) 984-7700
      (b) if to the Company, to

Brooktrout, Inc.
250 First Avenue
Needham, Massachusetts 02494
Attn:
Telecopy: 781-449-9009
           with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109

Attn:	Mark L. Johnson, Esq.

Peter N. Handrinos, Esq.
Telecopy: (617) 526-5000
      Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
      9.3     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
      9.4     No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and Sections 6.12 and 6.13 (with respect to which the Continuing Employees shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
      9.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
      9.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
      9.7     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
      9.8     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” are agreed to have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in Section 3.1 or Buyer Material Adverse Effect in Section 4.1. Whenever the

words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
      9.9     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.
      9.10     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
      9.11     Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
      9.12     WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
      9.13     Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.
[Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

EAS GROUP, INC.

By:	/s/ Marc Zionts

Name: Marc Zionts

Title:	Vice President

XL ACQUISITION CORP.

By:	/s/ Marc Zionts

Name: Marc Zionts

Title:	President

BROOKTROUT, INC.

By:	/s/ Eric R. Giler

Name: Eric R. Giler

Title:	President

By:	/s/ Robert C. Leahy

Name: Robert C. Leahy

Title:	Vice President — Finance and Operations; Treasurer
Signature Page to Agreement and Plan of Merger

Schedule A
Parties to Company Stockholder Agreements
Eric R. Giler
David W. Duehren
Robert C. Leahy
R. Andrew O’Brien
Heather J. Magliozzi
W. Brooke Tunstall
Robert G. Barrett
David L. Chapman
Ronald L. Bleakney

Annex B
STOCKHOLDER VOTING AGREEMENT
      STOCKHOLDER VOTING AGREEMENT, dated as of August 18, 2005 (this “Agreement”), between the stockholder identified on the signature page hereto (the “Stockholder”), and EAS Group, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.
      WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially shares of common stock, par value $0.01 per share, and owns of record or beneficially options and other rights to acquire shares of common stock, of Brooktrout, Inc., a Massachusetts corporation (the “Company”), as set forth on the signature page hereto (such shares and options, or any other voting or equity securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);
      WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and
      WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Stockholder agree, and in order to induce Buyer to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
      Section 1.     Voting of Shares.
      (a) The Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, the Stockholder shall (a) appear at the Company Meeting or any other meeting of the stockholders of the Company, however called, or otherwise cause his, her or its Shares to be counted as present thereat for purposes of calculating a quorum, (b) vote in favor of any proposal to adjourn such meeting if necessary to permit the further solicitation of proxies in the event that there are not sufficient votes at the time of such meeting to approve the Merger Agreement, (c) vote, or cause to be voted, all of his, her or its Shares (i) in favor of the approval of the Merger Agreement, and (ii) against approval of any Alternative Acquisition Agreement.
      (b) Subject to the last sentence of this Section 1(b), the Stockholder hereby irrevocably (to the extent permitted by law) grants to, and appoints, the Buyer as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares, if the Stockholder is unable to perform his, her or its obligations under this Agreement, at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and solely in accordance and consistent with, Section 1(a). The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. Except as otherwise provided for herein, the Stockholder hereby affirms that the appointment of the proxy is coupled with an interest and intended to be irrevocable in accordance with the provisions of Section 7.22 of the Massachusetts Business Corporation Act. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
      Section 2.     Transfer of Shares. The Stockholder covenants and agrees that, prior to the conclusion of the Company Meeting, the Stockholder will not directly or indirectly (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares prior to the conclusion of the Company Meeting. Notwithstanding the foregoing, the Stockholder may make (i) transfers by will, or by operation of law, in which case this Agreement shall bind the transferee, (ii) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Stockholder under, this Agreement and (iii) as the Buyer may otherwise agree in writing.
      Section 3.     Representations and Warranties. The Stockholder represents and warrants to Buyer as of the date hereof as follows:

(a) Ownership of Shares. The Stockholder beneficially owns all of the Shares and options to acquire Shares as set forth on the signature page hereto. The Stockholder owns no shares of Company Common Stock other than the Shares as set forth on the signature page hereto. The Stockholder has sole voting power with respect to all of the Shares.

(b) Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. The execution and delivery of this Agreement do not, and the performance of this Agreement by the Stockholder will not, conflict with or violate (i) any contract, agreement, license, instrument or permit to which the Stockholder is a party or by which the Stockholder is bound, or (ii) any law applicable to the Stockholder or by which the Stockholder is bound. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

(d) No Restraints. As of the date hereof, there is no suit, action investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any governmental entity or person that could impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
      Section 4.     Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement.
      Section 5.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
      Section 6.     Fiduciary Duties. The Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement. Subject to the foregoing sentence, the Stockholder agrees, solely in his, her or its capacity as a Stockholder to comply with Section 6.1 of the Merger Agreement.
      Section 7.     Miscellaneous.
      (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

      (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
      (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof.
      (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
      (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(i) if to the Stockholder to the address set forth on the signature page of this Agreement; and

(ii) if to the Buyer to:

EAS Group, Inc.
75 Perseverance Way
Hyannis, Massachusetts 02601
Tel: 508-862-3000
Fax: 508-862-3020
Attn: Marc Zionts

with a copy to:

McDermott, Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Tel: 312-372-2000
Fax: 312-984-7700
Attn: Neal White Esq./ Thomas Conaghan, Esq.
      (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
      (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
      (h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.
      (i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
      (j) WAIVER OF JURY TRIAL. EACH OF THE BUYER AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[signature page to follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Stockholder Voting Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

BUYER

By:

Name:

Title:

STOCKHOLDER:

Signature

Name

Address

Address

Number of Shares:

Number of Options:

[Jefferies Broadview Letterhead]
August 18, 2005
CONFIDENTIAL
Board of Directors
Brooktrout, Inc.
250 First Avenue
Needham, MA 02494
Dear Members of the Board:
We understand that Brooktrout, Inc. (“Brooktrout” or the “Company”), EAS Group, Inc. (“EAS Group” or “Parent”) and XL Acquisition Corp., a wholly owned subsidiary of Parent (“Transitory Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Transitory Subsidiary will merge with and into Brooktrout (the “Merger”), as a result of which the Company shall continue its existence and become a wholly owned subsidiary of Parent. Pursuant to the Merger, each issued and outstanding share of Brooktrout common stock other than shares held by the Company, Parent or any of Parent’s wholly-owned subsidiaries and Dissenting Shares (as defined in the Agreement) will be converted into the right to receive $13.05 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully detailed in the Agreement.
You have requested our opinion as to whether, as of the date hereof, the Merger Consideration is fair from a financial point of view to holders of Brooktrout common stock.
Jefferies Broadview (“Jefferies Broadview”), a division of Jefferies & Company, Inc. (“Jefferies”), provides investment banking services, including merger and acquisition advisory services, to information technology (“IT”), communications, healthcare technology, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Brooktrout’s Board of Directors, have received an engagement fee from Brooktrout in such capacity and will receive fees from Brooktrout upon delivery of this opinion and upon the closing of the Merger. In addition, the Company has agreed to indemnify Jefferies Broadview and its affiliates in connection with its engagement and to reimburse certain of our expenses. In the ordinary course of their businesses, Jefferies Broadview and its affiliates may publish research reports regarding the securities of the Company or its affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities. We have in the past provided

Brooktrout Board of Directors	August 18, 2005

investment banking services to the Company on matters unrelated to the Merger. However, none of these services was provided within the last three years.
In rendering our opinion, we have, among other things:

1.)	reviewed the terms of the Agreement in the form of the draft dated August 18, 2005, furnished to us by the Company’s legal counsel, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

2.)	reviewed Brooktrout’s annual report on Form 10-K for the fiscal year ended December 31, 2004, including the audited financial statements included therein, and Brooktrout’s quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005;

3.)	reviewed certain financial and operating information for Brooktrout, including quarterly financial projections for the fiscal year ending December 31, 2005 and estimates of revenue, expenses and other items for the five fiscal years ending December 31, 2010;

4.)	participated in discussions with Brooktrout management concerning the operations, business strategy, current financial performance and prospects for the Company;

5.)	discussed with Brooktrout management its view of the strategic rationale for the Merger;

6.)	reviewed the recent reported closing prices and trading activity for Brooktrout common stock;

7.)	compared certain aspects of Brooktrout’s financial performance with those aspects of public companies we deemed comparable;

8.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

9.)	reviewed recent equity research analyst reports covering Brooktrout, including quarterly projections through December 31, 2006, contained therein;

10.)	assisted in negotiations and discussions related to the Merger among Brooktrout, EAS Group and their respective financial and legal advisors; and

11.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

Brooktrout Board of Directors	August 18, 2005

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Brooktrout or its advisors. With respect to the financial projections and estimates of future revenues and expenses examined by us, we have assumed, with your permission, that they were reasonably prepared and reflect the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We have also assumed, with your permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for consummation of the Merger, including with respect to satisfying any condition set forth in the Commitment Letters (as defined in the Agreement), no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Merger and that the Merger will be consummated in accordance with applicable laws and regulations and the terms of the Agreement as set forth in the August 18, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have not made or taken into account any independent appraisal or valuation of any of Brooktrout’s assets or liabilities, contingent or otherwise. We express no view as to the federal, state or local tax consequences of the Merger.
For purposes of this opinion, we have assumed that Brooktrout is not bound as a party with respect to any transaction other than (i) the Merger, (ii) transactions publicly announced or reflected in its publicly filed financial statements and (iii) activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that, although subsequent developments may affect this opinion, we have no obligation to update, revise or reaffirm the opinion.
Based upon and subject to the foregoing qualifications and limitations and those set forth below, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Brooktrout common stock.
This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Brooktrout in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Brooktrout common stock, or any other person, as to how such person should vote on or act with respect to the Merger. This opinion may not be used for any other purpose whatsoever or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; except that this opinion may be included in its entirety, if required, in any proxy materials filed by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any

Brooktrout Board of Directors	August 18, 2005

description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel in our sole discretion.

Sincerely,

/s/ Jefferies Broadview

Jefferies Broadview,

A Division of Jefferies & Company, Inc.

Brooktrout Board of Directors	August 18, 2005

Page
Annex D
[Letterhead of SG Cowen & Co., LLC]
August 18, 2005
Board of Directors
Brooktrout, Inc.
250 First Avenue
Needham, MA 02494
Gentlemen:
      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Brooktrout, Inc. (the “Company”) of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 18, 2005 (the “Agreement”), by and among the Company, XL Acquisition Corp. (“Merger Sub”) and EAS Group, Inc. (“Acquirer”).
      As more specifically set forth in the Agreement, and subject to the terms and conditions set forth in the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub will be merged with and into the Company (the “Transaction”), with the Company becoming a wholly-owned subsidiary of Acquirer, and each outstanding share of common stock, $0.01 par value per share, of the Company will be converted into the right to receive $13.05 in cash, without interest (the “Consideration”).
      SG Cowen & Co., LLC (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      We are acting as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of December 1, 2004, as amended as of April 11, 2005, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and may have received fees for the rendering of such services.
      In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated August 16, 2005;

•	oral advice from management of the Company regarding the changes to such draft merger agreement to insert the final merger consideration of $13.05 per share and to change the termination fee from $5.5 million to $7.0 million;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the management of the Company;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) and prepared by the management of the Company;

•	First Call estimates (“First Call Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain operating results and the reported price and trading histories of the shares of the common stock of the Company as compared to operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.
      In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.
      We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have included rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, although we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, we are aware that the Company’s other financial advisor did so.
      For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, other than changes orally communicated by management of the Company to us regarding the insertion of the final merger consideration of $13.05 per share and the change to the termination fee from $5.5 million to $7.0 million. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

      It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.
      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

/s/ SG Cowen & Co., LLC

Annex E
CHAPTER 156D. BUSINESS CORPORATIONS
PART 13
SUBDIVISION A.
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
      Section 13.01.     DEFINITIONS
      In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.
      Section 13.02.     RIGHT TO APPRAISAL
      (a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.
      (b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.
      (c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.
      (d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.
      (e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
      Section 13.03.     ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS
      (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
      (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.
PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS
      Section 13.20.     NOTICE OF APPRAISAL RIGHTS
      (a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
      (b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.
      Section 13.21.     NOTICE OF INTENT TO DEMAND PAYMENT
      (a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.
      Section 13.22.     APPRAISAL NOTICE AND FORM
      (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
      (b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.
      Section 13.23.     PERFECTION OF RIGHTS; RIGHT TO WITHDRAW
      (a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).
      (b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
      (c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.
      Section 13.24.     PAYMENT
      (a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.
      (b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised,0 consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

      Section 13.25.     AFTER-ACQUIRED SHARES
      (a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.
      (b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.
      (c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
      (d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).
      Section 13.26.     PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER
      (a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
      (b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.
SUBDIVISION C.
JUDICIAL APPRAISAL OF SHARES
      Section 13.30.     COURT ACTION
      (a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

      (b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
      (c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.
      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.
      (e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.
      Section 13.31.     COURT COSTS AND COUNSEL FEES
      (a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
      (d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PROXY	BROOKTROUT, INC.	PROXY
Proxy for the Special Meeting of Shareholders
To be Held on          , 2005
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF BROOKTROUT, INC.
     The undersigned, revoking all prior proxies, hereby constitutes and appoints David W. Duehren and Robert C. Leahy, and each of them, as proxies of the undersigned, with full power of substitution, and authorizes each of them to represent and to vote as designated herein all shares of common stock, $0.01 par value per share, of Brooktrout, Inc., a Massachusetts corporation (the “Company”), held by the undersigned as of the close of business on          , 2005, at the special meeting of shareholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on          , 2005, at          local time, and at any adjournments or postponements thereof. Each of the proposals contained in this proxy for approval by the shareholders has been proposed by the Company, and no proposal contained in this proxy is conditioned upon the approval of any other proposal.
     WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AND, IN THE DISCRETION OF ANY OF THE PERSONS APPOINTED AS PROXIES, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.
     Attendance at the special meeting by the undersigned or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively revoke this proxy in writing at the special meeting, deliver a subsequently dated proxy to the corporate Secretary of the Company or shall vote in person at the special meeting. If you voted by telephone or via the Internet you may revoke your proxy using the same means as used to vote your shares at any time prior to          local time, on          ,2005.

PLEASE VOTE, DATE, SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

SEE REVERSE SIDE—CONTINUED AND TO BE SIGNED ON REVERSE SIDE—SEE REVERSE SIDE

If you vote by telephone or via the Internet, please have your proxy card in hand.

Vote By Telephone		Vote By Internet

You may vote by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) toll-free on a touch tone telephone anytime prior to local time, on , 2005.	OR	You may vote via Internet anytime prior to local time, on , 2005, by logging on to the Internet and going to http://www.eproxyvote.com/brkt
If you vote by telephone or via the Internet, please do not mail your proxy card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ Please mark your votes as in this example.
     1. To approve the Agreement and Plan of Merger, dated as of August 18, 2005, among Brooktrout, Inc., EAS Group, Inc. and XL Acquisition Corp., a wholly owned subsidiary of EAS Group, pursuant to which XL Acquisition Corp. will be merged with and into Brooktrout, Inc., and each holder of shares of Brooktrout, Inc. common stock will be entitled to receive $13.05 in cash, without interest and less any applicable withholding taxes, for each share of Brooktrout, Inc. common stock held by such holder immediately prior to the merger upon surrender of such holder’s stock certificates.

☐ FOR	☐ AGAINST	☐ABSTAIN
     2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

☐ FOR	☐ AGAINST	☐ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD. ☐
The undersigned acknowledges receipt from Brooktrout, Inc. prior to the execution of this proxy of a Notice of Special Meeting of Shareholders and a proxy statement dated     , 2005.
NOTE: Please sign your name exactly as it appears on your stock certificate(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporations.

Signature: ______________________________	Date: _________	Signature: ___________________________	Date: _________